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Exhibit 10.17

         Execution Copy

ASSET PURCHASE AGREEMENT

BY AND AMONG

JEFFREY MCDONALD, DAVID MERKEL,

MERKEL MCDONALD, INC.

AND

OTIS SPUNKMEYER, INC.

DATED AS OF SEPTEMBER 22, 2005

i

INDEX OF EXHIBITS

Exhibit A—Opinion of Counsel
Exhibit B—Escrow Agreement
Exhibit C—Consulting Agreement
Exhibit D—Spiral Freezer and Mixer Purchase Agreement
Exhibit E—Release
Exhibit F—Bill of Sale
Exhibit G—Instrument of Assumption
Exhibit H—Conditions to Receipt of Debt Financing

ii

INDEX OF SCHEDULES

Absence of Undisclosed Liabilities Schedule
Affiliated Transactions Schedule
Assets Schedule
Benefits Plan Schedule
Brokerage Schedule
Company Conflicts Schedule
Compliance with Laws Schedule
Contracts Schedule
Customers Schedule
Developments Schedule
Employees Schedule
Environmental and Safety Matters Schedule
Financial Statements Schedule
Indebtedness Schedule
Insurance Schedule
License Schedule
Litigation Schedule
Name and Location Schedule
Nonassignable Contracts Schedule
Officers, Directors, and Bank Accounts Schedule
Organization Schedule
Proprietary Rights Schedule
Purchaser's Conflicts Schedule
Purchase Price Allocation Schedule
Real Property Schedule
Required Consents Schedule
Taxes Schedule
Tax Adjustment Amount Schedule
Vendors Schedule

iii

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT, dated as of September 22, 2005, is made by and among (i) Jeffrey McDonald and David Merkel (each, a "Stockholder" and collectively, the "Stockholders"), (ii) Merkel McDonald, Inc., a Texas corporation (the "Company"), and (iii) Otis Spunkmeyer, Inc., a Delaware corporation (the "Purchaser"). The Stockholders, the Company and the Purchaser are referred to herein collectively as the "Parties" and individually as a "Party." Certain capitalized terms used herein are defined in Article I below.

        WHEREAS, in the manner described herein and subject to the terms and conditions set forth herein, Purchaser desires to purchase from the Company (subject to the assumption by the Purchaser of certain liabilities), and the Company desires to sell to the Purchaser (subject to the assumption by the Purchaser of such liabilities), all of its business, assets and properties; and

        WHEREAS, the Parties intend the transactions contemplated hereunder to constitute an "Occasional Sale" as defined in Section 151.304(b) of the Texas Tax Code.

        NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, and covenants which are to be made and performed by the respective Parties, the Parties hereby agree as follows:

ARTICLE I—DEFINITIONS

        Section 1.1    Definitions.    When used in this Agreement, the following terms have the meanings set forth below:

        "Affiliate" of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

        "Affiliated Group" means any affiliated group as defined in Code Section 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local, or foreign law).

        "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

        "Applicable Law" means any applicable decree, injunction, judgment, law, order, ordinance, regulation, rule, statute, building, zoning, subdivision, health and safety and other land use laws affecting the Leased Real Property, or writ of any federal, state, local, or foreign governmental entity (or any agency, department, or political subdivision of any governmental entity).

        "Assumed Indebtedness" means, without duplication, the following: (a) obligations of the Company under the Spiral Freezer and Mixer Agreement, other than the Spiral Freezer and Mixer Reimbursement Amount; (b) Bonus Obligations other than any Transaction-Related Bonus; (c) all outstanding checks written against the Company's accounts; (d) all Held Checks; and (e) all reserves and contra accounts for any of the foregoing. For purposes of calculating Assumed Indebtedness, the amount of the Closing Date accrual for Bonus Obligations included in Assumed Indebtedness, as determined in accordance with GAAP, shall be treated as Assumed Indebtedness.

        "Assumed Indebtedness Amount" means an amount equal to (a) the aggregate amount of all Assumed Indebtedness as of immediately before the Closing, minus (b) the amount of the Assumed Indebtedness described in clause (a) of such definition.

        "Baseline Net Working Capital Amount" means Three Million Five Hundred Thousand and no/100 Dollars ($3,500,000.00).

        "Bonus Obligations" means all payments, bonuses, severance, deferred compensation and similar items owing to any employee of, independent contractor to, or former holder of equity in, the Company, including without limitation all Transaction-Related Bonuses.

        "Capital Lease" means (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of the Company, (b) any other such lease to the extent that the then-present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee and (c) the Spiral Freezer and Mixer Agreement.

        "Capital Lease Obligation" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

        "Capital Stock" means (i) in the case of a corporation, any and all shares (however designated) of capital stock, (ii) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (iii) any right to acquire any of the foregoing.

        "Code" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

        "Consulting Agreement" means that certain Consulting Agreement, by and among the Purchaser and Jeffrey McDonald to be entered into in connection with the Closing, substantially in the form of Exhibit C attached hereto.

        "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of or exposure of Persons (including employees) to, any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

        "Escrow Agent" means Wells Fargo Bank, National Association.

        "Escrow Agreement" means that certain Escrow Agreement, by and among the Purchaser, the Stockholders, the Company and the Escrow Agent to be entered into in connection with the Closing, substantially in the form of Exhibit B attached hereto.

        "Excluded Indebtedness" means all Indebtedness that is not Assumed Indebtedness.

        "GAAP" means generally accepted accounting principles of the United States, consistently applied.

        "GAAP Deviations" means, with respect to the Financial Statements and the Company's historical financial reporting and accounting past practices, each of the following: (i) inventory is overstated due to the excess application of labor and overhead to finished goods and the erroneous application of labor and overhead to raw materials and packaging supplies; (ii) a reserve for sales discounts and allowances to be applied against outstanding receivable balances is not maintained; (iii) vacation pay is expensed as employees utilize vacation rather than ratably accrued as it is earned; (iv) discretionary bonuses are expensed as paid to employees rather than ratably accrued throughout the fiscal year; and (v) a reserve for self-insured employee health care claims incurred but not reported to the third-party claims administrator is not maintained.

        "Held Checks" means any check that is written against the Company's accounts but has not yet been provided to a third-party, including, without limitation, the U.S. Postal Service, United Parcel Service, Federal Express or local couriers, for delivery to a payee.

        "Indebtedness" means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Company is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current working capital liabilities incurred in the Ordinary Course of Business to the extent reflected as liabilities in the determination of the Net Working Capital Amount pursuant to Section 2.6 herein), including any commitment by which the Company assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) all indebtedness guaranteed in any manner by the Company, including a guarantee in the form of an agreement to repurchase or reimburse; (c) all Capital Lease Obligations; (d) all Bonus Obligations; (e) all outstanding checks written against the Company's accounts; (f) all Held Checks; and (g) all reserves and contra accounts for any of the foregoing. For purposes of calculating Indebtedness, all interest, prepayment penalties, premiums, fees and expenses (if any) which would be payable if Indebtedness were paid in full at the Closing shall be treated as Indebtedness.

        "Insider" means any current or former officer, director, executive employee, stockholder, partner or Affiliate, as applicable, of the Company or any current or former stockholder of the Company or any spouse or descendent (whether natural or adopted) of any such individual or any entity in which any of the foregoing Persons owns, owned, or is or was otherwise entitled to, a 5% or greater direct or indirect beneficial interest.

        "Inventory Fire Accrual" means an amount equal to $125,000.

        "knowledge" and "aware" and terms of similar import mean, with respect to a Person, the actual knowledge of such Person (and if such Person is an entity, this means the actual knowledge of the officers and directors of such Person), after making reasonable inquiry and exercising reasonable diligence with respect to the particular matter in question.

        "Leased Real Property" means all land, building, fixtures or other real property in which the Company has a leasehold, subleasehold, license, concession or other real property right or interest under the Real Property Leases.

        "Leased Real Property Subleases" means all subleases, licenses, or other agreements pursuant to which the Company conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Leased Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

        "Licenses" means all permits, licenses, franchises, certificates, approvals, certificates of occupancy and other authorizations of third parties or foreign, federal, state, or local governments or other similar rights.

        "Liens" means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the Ordinary Course of Business).

        "Loss" means, with respect to any Person, any damage, liability, diminution in value, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing.

        "Material Adverse Effect" means any material adverse effect on the business, assets, condition (financial or otherwise), operations, or customer relations, supplier relations or employee relations of the Company.

        "Net Working Capital Amount" means an amount equal to the excess of (i) the Company's current assets, excluding (A) accounts and notes receivable of any Affiliate of the Company or an Insider, (B) accrued Tax receivables and (C) any other Excluded Asset, over (ii) the Company's current liabilities, excluding Indebtedness, accounts payable to any Affiliate of the Company or an Insider, deferred compensation obligations or other financial arrangements with any Insider, dividends payable, Taxes and any other Excluded Liability, in each case as of the close of business on the day before the Closing Date, determined in accordance with GAAP, subject to the GAAP Deviations (other than item (iii) of such definition). In calculating the Net Working Capital Amount, (x) the Company's "Section 263a inventory account" shall be excluded, (y) the Spiral Freezer and Mixer Reimbursement Amount shall be added to the amount calculated in accordance with clauses (i) and (ii) above and (z) the amount of the Inventory Fire Accrual shall be deducted from the amount calculated in accordance with clauses (i) and (ii) above.

        "Ordinary Course of Business" will be deemed from an action taken by a Person only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and in substantially the same manner taken by such Person.

        "Permitted Liens" means (i) real estate taxes, assessments and other governmental fees or other charges not yet due and payable as of the Closing Date; (ii) mechanics and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent, for which appropriate reserves have been established in accordance with GAAP, and which would not, individually or in the aggregate, have a Material Adverse Effect; (iii) zoning, entitlement, building and other land use and similar laws or regulations imposed by any governmental authority having jurisdiction over such parcel of Leased Real Property which are not violated by the current use and operation thereof or the current operation of the Company's business thereon; (iv) easements, covenants, conditions, restrictions and other similar matters of record which do not materially impair the use or occupancy of such parcel of Leased Real Property in the operation of the business of the Company as currently conducted; (v) statutory landlord liens; and (vi) the lien of BancLeasing, Inc., granted by the Company pursuant to the Spiral Freezer and Mixer Agreement covering the equipment subject to such agreement.

        "Person" means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation or trust, an unincorporated organization, a group, or a government or other department or agency thereof, or any other entity.

        "Proprietary Rights" means any and all of the following in any jurisdiction throughout the world (i) patents, patent applications, patent disclosures, as well as any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, logos, and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) Internet domain names, (iv) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (v) mask works and registrations and applications for registration thereof, (vi) computer software (including, without limitation, source code and executable code), data, databases, and documentation thereof, or (vii) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, if any, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, and customer and supplier lists and information).

        "Real Property Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including, without limitation, all amendments, extensions, renewals, guaranties and other agreements with respect thereto, together with all security deposits thereunder, held by the Company for the use and occupancy of any real property or interests therein.

        "Repaid Closing Date Excluded Indebtedness" means all Excluded Indebtedness other than the Excluded Indebtedness set forth under the heading "Unpaid Closing Date Excluded Indebtedness" on the Indebtedness Schedule attached hereto.

        "Repaid Closing Date Excluded Indebtedness Amount" means an amount equal the aggregate amount of the Repaid Closing Date Excluded Indebtedness, as set forth, as the case may be, on the payoff letters delivered to the Purchaser pursuant to Section 3.1(j) hereof or under the heading "Transaction-Related Bonuses" on the Indebtedness Schedule attached hereto.

        "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

        "Spiral Freezer and Mixer Agreement" means that certain Schedule #13 to Master Lease Agreement #10211TX-010, by and between the Company and BancLeasing, Inc., dated as of May 27, 2005, a true and correct copy of which is attached hereto as Exhibit D.

        "Spiral Freezer and Mixer Reimbursement Amount" means the aggregate amount of expenses paid to third parties in cash by the Company prior to the Closing Date in connection with the acquisition, installation and preparation for use of the equipment financed by the Spiral Freezer and Mixer Agreement, which amount has not been reimbursed or financed through the Spiral Freezer and Mixer Agreement.

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

        "Tax" or "Taxes" means any (A) federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, and other taxes of any kind whatsoever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto; (B) liability of the Company for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of the Company for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person as a successor, transferee or otherwise.

        "Tax Adjustment Amount" means an amount equal to the excess, if any, of (a) the aggregate income Tax liability of the Stockholders resulting from the purchase of the Purchased Assets and the assumption of the Assumed Liabilities by the Purchaser hereunder, over (b) the aggregate income Tax liability of the Stockholders that would have resulted from the purchase by the Purchaser of all of the capital stock of the Company from the Stockholders without making an election under Section 338(h)(10) of the Code, which amount will be calculated in accordance with the formulas and assumptions set forth on the Tax Adjustment Amount Schedule attached hereto.

        "Tax Return" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of Taxes of any party or the administration of any laws, regulations, or administrative requirements relating to any Taxes.

        "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates, and other documents to be entered into or delivered by any Party in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the Escrow Agreement, the Consulting Agreement and the Bill of Sale and Instrument of Assumption.

        "Transaction Related Bonuses" means the Bonus Obligations payable by the Company upon the consummation of the transactions contemplated herein, to the Persons and in the amounts set forth under the heading "Transaction-Related Bonuses" on the Indebtedness Schedule attached hereto.

        "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

        Section 1.2    Cross Reference.    The following terms are defined in the following Sections of this Agreement:

Term	Section
Acceptance Notice	Section 2.8
Accounts Receivable	Section 5.5(b)
Acquisition Proposal	Section 4.3
Active Employees	Section 9.1(a)
Actual Assumed Indebtedness Amount	Section 2.6(a)
Actual Net Working Capital Amount	Section 2.6(a)
Actual Tax Adjustment Amount	Section 2.6(b)
Applicable Limitation Date	Section 8.1
Assumed Contracts	Section 2.1(a)(vi)
Assumed Liabilities	Section 2.2
Basket	Section 8.2(b)(iii)
Bonuses	Section 5.16(a)
Cap	Section 8.2(b)(ii)
CERCLA	Section 5.23(e)
Closing	Section 2.5(a)
Closing Date	Section 2.5(a)
Closing Review	Section 2.6(a)
COBRA	Section 9.1(c)
Company	Preamble
Confidential Information	Section 9.6(c)
Draft Computations	Section 2.6(a)
Escrow Amount	Section 2.4
ERISA	Section 5.16(a)
Estimated Acquisition Consideration	Section 2.4
Estimated Cash Portion	Section 2.4
Estimated Assumed Indebtedness Amount	Section 2.3
Estimated Net Working Capital Amount	Section 2.3
Estimated Tax Adjustment Amount	Section 2.3
Excluded Assets	Section 2.1(b)
Excluded Liabilities	Section 2.2(b)
Financial Statements	Section 5.5(a)
Firm	Section 2.6(a)
Fundamental Representations and Warranties	Section 8.1
Indemnified Party	Section 8.2(e)
Indemnified Party Controlled Proceeding	Section 8.2(e)
Indemnifying Party	Section 8.2(e)
Inventory	Section 2.1(a)(iv)
Latest Balance Sheet	Section 5.5(a)
Material Customer	Section 5.25
Material Vendor	Section 5.26
Nonassignable Contracts	Section 2.8
Noncompete Period	Section 9.6(a)
Non-Transferred Employees	Section 9.1
Objection Notice	Section 2.6(a)
Parties	Preamble
Party	Preamble
Plans	Section 5.16(a)
Purchase Price	Section 2.4
Purchased Assets	Section 2.1(a)
Purchased Proprietary Rights	Section 2.1(a)(v)
Purchaser	Preamble
Purchaser Parties	Section 8.2(a)
Schedule Update	Section 5.28
Seller Parties	Section 8.2(c)
Stockholder	Preamble
Transaction Expenses	Section 9.5
Transferred Employees	Section 9.1(a)
Unregistered Proprietary Rights	Section 5.9(a)

ARTICLE II—PURCHASE AND SALE OF PURCHASED ASSETS

        Section 2.1    Purchase of Assets.

          (a)    Asset Purchase.    On the terms and subject to the conditions set forth in this Agreement, the Purchaser shall purchase from the Company, and the Company shall sell, convey, assign, transfer and deliver to the Purchaser on the Closing Date, all of the Company's right, title and interest as of the Closing Date in all of its properties, assets and rights of any kind, whether tangible or intangible, real or personal (but excluding the Excluded Assets) (the "Purchased Assets"), free and clear of all liens (except Permitted Liens), charges, security interests, encumbrances and restrictions of whatever nature, including, but not limited to, the following:

              (i)  all accounts and notes receivable;

             (ii)  cash, cash equivalents, certificates of deposit, marketable securities, bank accounts and similar items;

            (iii)  any employee benefit plan, program, policy or arrangement of the Company set forth in the Benefits Plan Schedule, including any assets in any related trusts, other than any such employee benefit plan, program, policy or arrangement identified on the Excluded Assets Schedule attached hereto;

            (iv)  all finished goods inventories, raw materials, packaging materials, work in process, consigned goods and finished goods (including warehoused inventories, inventories covered by purchase orders and goods in transit), wherever located (collectively, the "Inventory");

             (v)  all Proprietary Rights owned by, issued to or licensed to the Company and which are necessary for or related to or used in the operation of the business of the Company as conducted on the Closing Date, along with all income, royalties, damages and payments due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world), in each case including the items set forth on the attached "Proprietary Rights Schedule" (collectively, the "Purchased Proprietary Rights");

            (vi)  all of its contracts, licenses, leases and other agreements, including those described on the attached Contracts Schedule and all security deposits relating thereto (collectively, the "Assumed Contracts"");

           (vii)  all Leased Real Property;

          (viii)  all leasehold improvements and all machinery, equipment, vehicles, fixtures, trade fixtures, computers and related software and furniture;

            (ix)  all office supplies, production supplies and other supplies, spare parts, other miscellaneous supplies and other tangible property of any kind;

             (x)  all prepayments, prepaid expenses and cash deposits (other than those related to Excluded Assets or Excluded Liabilities) and employee advances (to the extent relating to Transferred Employees);

            (xi)  all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (other than those related to Excluded Assets or Excluded Liabilities);

           (xii)  the right to receive and retain mail and other communications (other than those related to Excluded Assets or Excluded Liabilities) and all telephone numbers used by the Company;

          (xiii)  all lists, records and other information pertaining to accounts, Transferred Employees and referral sources; all lists and records pertaining to suppliers and customers; and all studies, plans, books, ledgers, files and business records of every kind (including all financial, business and marketing plans and information); in each case whether evidenced in writing, electronic data (including by computer) or otherwise, except in all cases those related to Excluded Assets or Excluded Liabilities;

          (xiv)  all advertising, marketing and promotional materials, all archival materials and all other printed or written materials;

           (xv)  to the extent transferable, all permits, licenses, certifications, authorizations and approvals from all permitting, licensing, accrediting and certifying agencies, organizations or groups (including all of the foregoing listed or described on the attached License Schedule and the attached Environmental and Safety Matters Schedule), and the rights to all data and records held by such agencies;

          (xvi)  its legal and business names (and derivations thereof);

         (xvii)  all goodwill as a going concern; and

        (xviii)  all other properties, assets and rights owned by the Company as of the Closing Date, or in which the Company has an interest, and which are necessary for or related to or used by the Company, and which are not otherwise Excluded Assets.

          (b)    Excluded Assets.    Notwithstanding the foregoing Section 2.1(a), the following properties, assets and rights (the "Excluded Assets") are expressly excluded from the purchases and sales contemplated hereby and, as such, are not included in the Purchased Assets:

              (i)  corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates and other documents relating to the organization, maintenance and existence of the Company as a corporation;

             (ii)  income Tax Returns relating to the Company and any notes, worksheets, files or documents relating thereto;

            (iii)  rights under or pursuant to this Agreement and the Schedules and Exhibits attached hereto;

            (iv)  capital stock or other equity interests of the Company or owned by the Company;

             (v)  claims for and rights to receive Tax refunds relating to the Company with respect to taxable periods ending prior to the Closing Date;

            (vi)  all books and records that the Company is required by applicable law to retain, including, but not limited to books and records required to prepare Tax Returns for the Company's taxable year that includes the Closing Date and all prior periods, subject to the right of the Purchaser to have access to and to copy for a period of seven (7) years from the Closing Date such books and records;

           (vii)  all other assets and properties specifically listed or described on the Excluded Assets Schedule; and

          (viii)  any and all products, profits and proceeds of, and including without limitation any claims with respect to, any of the foregoing.

        Section 2.2    Assumption and Exclusion of Liabilities.

          (a)    Assumption of Liabilities.    Subject to the conditions set forth in this Agreement, in addition to the Purchase Price, the Purchaser shall assume on the Closing Date and shall pay, discharge or perform when due the debts, liabilities and obligations, whether the same are now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed, of the Company other than the Excluded Liabilities (the "Assumed Liabilities"), including the following:

              (i)  any liability or obligation under the Assumed Contracts;

             (ii)  any liability or obligation with respect to any Assumed Indebtedness, accounts payable, accrued expenses or other current liabilities, but not including any Excluded Indebtedness;

            (iii)  any liability or obligation to any Transferred Employees for vacation pay, sick pay or salary;

            (iv)  any liability or obligation arising out of or in connection with any failure to obtain any third-party consent listed on the Required Consents Schedule as of the Closing, but only to the extent the Purchaser has waived such failure pursuant to the provisions of Section 3.1;

             (v)  any liability or obligation relating to continuation coverage under COBRA described in Section 9.1(c) below;

            (vi)  any liability or obligation with respect to any employee benefit plan, program, policy or arrangement of the Company that is a Purchased Asset under Section 2.1(a)(iii), other than any liability or obligation with respect to the employee benefit plans, programs, policies or arrangements set forth on the Excluded Assets Schedule.

          (b)    Exclusion of Liabilities.    Notwithstanding anything to the contrary in this Agreement, other than the Assumed Liabilities, the Purchaser shall not assume or in any way become liable for the following liabilities or obligations of the Company (the "Excluded Liabilities"):

              (i)  any liability or obligation of the Company of whatever nature or character, whether known or unknown, absolute or contingent, liquidated or disputed, arising after the Closing Date;

             (ii)  any liability or obligation of the Company or the Stockholders under this Agreement and the Schedules and Exhibits attached hereto;

            (iii)  any liability or obligation of the Company or the Stockholders for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys' and accountants' fees and any liability or obligation of the Company or the Stockholders for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company, the Stockholders or any of their Affiliates);

            (iv)  any liability or obligation of the Company or the Stockholders for Taxes, including, without limitation, any liability or obligation of the Company or the Stockholders in respect of any amount of federal, state or other Taxes (including any liabilities relating to Taxes arising as a result of the Company at any time being a member of an affiliated group (as defined in Section 1504(a) of the Code)) which are imposed on or measured by the income of the Company or the Stockholders for any period;

             (v)  any liability or obligation relating to Non-Transferred Employees or former employees of the Company, other than any such liability assumed by the Purchaser under Sections 2.2(a)(v) and 2.2(a)(vi) above;

            (vi)  any liability or obligation in respect of the Excluded Indebtedness;

           (vii)  any liability or obligation in respect of any of the Excluded Assets;

          (viii)  any liability or obligation with respect to the employee benefit plans, programs, policies or arrangements of the Company set forth on the Excluded Assets Schedule;

            (ix)  any liability or obligation with respect to the ownership or use of any motor vehicle identified on the Affiliated Transactions Schedule attached hereto as being used primarily by any Stockholder or Insider;

             (x)  any liability or obligation with respect to any sublease of any of the Leased Real Property;

            (xi)  except as provided in Section 2.2(a) above, any liabilities as a result of any defacto merger or successor-in-interests or other similar theories of liability;

           (xii)  any liability or obligation of the Company to any Stockholder or any other Insider.

For purposes of this Section 2.2(b), the "Company" and the "Stockholders" shall be deemed to include all affiliates of the Company and the Stockholders and any predecessors to the Company and the Stockholders and any Person with respect to which the Company or the Stockholders is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). Each of the Company and the Stockholders hereby acknowledges that the Company is retaining the Excluded Liabilities, and the Company shall pay, discharge and perform all such liabilities as and when they become due.

        Section 2.3    Pre-Closing Estimates of Certain Amounts.    Not later than three days before the Closing, the Company and the Purchaser will in good faith jointly estimate, on a reasonable basis using the Company's then available financial information, the Assumed Indebtedness Amount (such estimate is referred to as the "Estimated Assumed Indebtedness Amount"), the Net Working Capital Amount (such estimate is referred to as the "Estimated Net Working Capital Amount") and the resulting Tax Adjustment Amount (such estimate is referred to as the "Estimated Tax Adjustment Amount"); provided, however, that if the Company and the Purchaser cannot agree on an estimate of the Assumed Indebtedness Amount or the Net Working Capital Amount, such estimate will be deemed to be equal to the average of the Company's and the Purchaser's good faith determinations thereof. The

"Estimated Acquisition Consideration" means an amount equal to (A) $36,960,000, (B) less the Estimated Assumed Indebtedness Amount, (C) plus the excess of the Estimated Net Working Capital Amount over the Baseline Net Working Capital Amount or minus the excess of the Baseline Net Working Capital Amount over the Estimated Net Working Capital Amount, and (D) plus the Estimated Tax Adjustment Amount.

        Section 2.4    Purchase Price.    The aggregate purchase price for the Purchased Assets shall be an amount equal to $36,960,000 as adjusted pursuant to Section 2.6 below (the "Purchase Price"), payable as follows: (i) cash in an amount equal to the Estimated Acquisition Consideration minus $2,500,000, by wire transfer or other delivery of immediately available funds (the "Estimated Cash Portion"), and (ii) $2,500,000 (the "Escrow Amount"), which shall be deposited by the Purchaser with the Escrow Agent to be held and disbursed in accordance with the Escrow Agreement.

        Section 2.5    Closing Transactions.

          (a)    Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, commencing at 10:00 a.m. no later than the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place or on such other date as may be mutually agreeable to the Purchaser and the Company. Notwithstanding the foregoing, the Parties agree to use their reasonable best efforts to cause the Closing to take place on September 30, 2005. The date and time of the Closing are herein referred to as the "Closing Date."

          (b)    Closing Transactions.    At the Closing:

              (i)  the Company shall convey all of the Purchased Assets to the Purchaser and shall deliver to the Purchaser such appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, assignments, vehicle titles, transfer tax declarations and all other instruments of conveyance which are necessary or desirable to effect transfer to the Purchaser of good and marketable title to the Purchased Assets (free and clear of all liens, charges, security interests, encumbrances and restrictions of whatever nature other than Permitted Liens), including documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign office, department or agency;

             (ii)  the Purchaser shall deliver to the Company an amount of cash (in immediately available funds) equal to (x) the Estimated Cash Portion minus (y) the Repaid Closing Date Excluded Indebtedness Amount, and the Purchaser shall assume the Assumed Liabilities by delivery of appropriate instruments to the Company;

            (iii)  the Purchaser shall deliver to the Escrow Agent the Escrow Amount in cash by wire transfer of immediately available funds to the account designated by the Escrow Agent;

            (iv)  the Purchaser shall, on behalf of the Company, deliver to each Person to whom the Company is obligated under the Repaid Closing Date Excluded Indebtedness an amount of cash (in immediately available funds) equal to the portion of the Repaid Closing Date Excluded Indebtedness Amount owed by the Company to such Person; and

             (v)  each Party shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article III.

        Section 2.6    Post-Closing Adjustments.

          (a)    Post-Closing Determination of Assumed Indebtedness Amount and Net Working Capital Amount.    On or before December 23, 2005, the Purchaser and its auditors will conduct a review (the "Closing Review") of the Assumed Indebtedness Amount and the Net Working Capital Amount and will prepare and deliver to the Company a computation of such amounts (the "Draft Computations"); provided, however, that the Purchaser shall use its reasonable best efforts to conduct the Closing Review and submit the Draft Computations as soon as reasonably practicable after the Closing Date. The Purchaser and its auditors will make available to the Company and its auditors all records and work papers used in preparing the Draft Computations. If the Company disagrees with the computation of the Assumed Indebtedness Amount or the Net Working Capital Amount reflected in the Draft Computations, the Company may, no later than January 31, 2006, deliver a notice (an "Objection Notice") to the Purchaser setting forth the Company's calculation of the Assumed

  Indebtedness Amount and the Net Working Capital Amount. If the Company does not deliver an Objection Notice to the Purchaser by January 31, 2006, then the Parties hereto will be deemed to have agreed to the Draft Computations and such computations shall be deemed to be finally determined as set forth therein. The Purchaser and the Company will use reasonable best efforts to resolve any disagreements as to the computation of the Assumed Indebtedness Amount and the Net Working Capital Amount, but if they do not obtain a final resolution within 30 days after the Purchaser has received the Objection Notice, the Purchaser and the Company will jointly retain an accounting firm of regional or national reputation which is mutually agreeable to the Purchaser and the Company (the "Firm") to resolve any remaining disagreements. The Purchaser and the Company will direct the Firm to render a determination within 30 days of its retention and the Purchaser, the Company, and their respective agents will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Draft Computations set forth in the Objection Notice which the Purchaser and the Company are unable to resolve. The Purchaser and the Company shall each make a submission to the Firm promptly (and in any event within 20 days after the Firm's engagement), which submission shall contain such party's computation of the Assumed Indebtedness Amount and the Net Working Capital Amount and information, arguments, and support for such party's position. The Firm shall review such submissions and base its determination solely on them. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm's determination will be based on the definition of the Assumed Indebtedness Amount and the Net Working Capital Amount included herein. The determination of the Firm will be conclusive and binding upon the Parties. The Company and the Purchaser shall each bear 50% of the costs and expenses of the Firm. The Assumed Indebtedness Amount and the Net Working Capital Amount, as finally determined pursuant to this Section 2.6(a), is referred to herein as the "Actual Assumed Indebtedness Amount" and the "Actual Net Working Capital Amount," respectively. The "Actual Acquisition Consideration" means an amount equal to (A) $36,960,000, (B) less the Actual Assumed Indebtedness Amount, (C) plus the excess of the Actual Net Working Capital Amount over the Baseline Net Working Capital Amount or minus the excess of the Baseline Net Working Capital Amount over the Actual Net Working Capital Amount, and (D) plus the Actual Tax Adjustment Amount.

          (b)    Post-Closing Determination of the Tax Adjustment Amount.    In connection with the delivery by the Purchaser of the final Purchase Price Allocation Schedule pursuant to Section 2.7 below, the Purchaser shall deliver to the Company a statement setting forth the calculation of the Tax Adjustment Amount in accordance with the Tax Adjustment Amount Schedule and based upon the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets as set forth on such Purchase Price Allocation Schedule. Absent manifest error in the Purchaser's calculation of the Tax Adjustment Amount, the amount set forth on the statement delivered by the Purchaser to the Company pursuant to this Section 2.6(b) shall be deemed final, and shall be the "Actual Tax Adjustment Amount" for purposes of determining the Actual Acquisition Consideration.

          (c)    Post-Closing Adjustment.

              (i)  Payment by the Purchaser.    Subject to Section 2.6(c)(iii) below, if the Actual Acquisition Consideration is greater than the Estimated Acquisition Consideration, the Purchaser will, within five (5) business days after the determination thereof, pay to the Company an amount equal to (A) the Actual Acquisition Consideration minus (B) the Estimated Acquisition Consideration. Such payment will be made by wire transfer or delivery of other immediately available funds.

             (ii)  Payment by the Company and the Stockholders.    Subject to Section 2.6(c)(iii) below, if the Actual Acquisition Consideration is less than the Estimated Acquisition Consideration, the Company and each Stockholder, jointly and severally, will, within five (5) business days after the determination thereof, pay to the Purchaser an aggregate amount equal to (A) the Estimated Acquisition Consideration minus (B) the Actual Acquisition Consideration. Such payment will be made by wire transfer or delivery of other immediately available funds. The obligations of the Company and the Stockholders under this Section 2.6(c) are joint and several and are not subject to any limitation set forth in Section 8.2 hereof or any other provision of this Agreement.

            (iii)  Election to Pay Amount Prior to Final Resolution.    In the event that, based upon the Draft Computations, the Company and the Stockholders would be obligated to make a payment to the Purchaser pursuant to Section 2.6(c)(ii) above, the Purchaser agrees that the Company and the Stockholders may elect, by providing written notice thereof to the Purchaser, to make such payment in advance of the determination of the Actual Acquisition Consideration without waiving the Company's right to deliver an Objection Notice pursuant to Section 2.6(a) above. If the Company and the Stockholders make such an election, then, after the Actual Acquisition Consideration has been determined in accordance with Section 2.6(a), any payment required to be made pursuant to Section 2.6(c)(i) or Section 2.6(c)(ii) above will be adjusted to account for any advance payment made by the Company and the Stockholders pursuant to this Section 2.6(c)(iii).

Any adjustments pursuant to this Section 2.6 shall constitute adjustments to the Purchase Price for Tax purposes.

        Section 2.7    Allocation of the Purchase Price.    The Purchaser and the Company agree to allocate the Purchase Price and the Assumed Liabilities among the Purchased Assets in the manner set forth on the Tax Adjustment Amount Schedule, which allocation shall be prepared by the Purchaser in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. The Purchaser shall deliver to the Company a copy of the final Purchase Price Allocation Schedule on or before December 23, 2005; provided, however, that the Purchaser will use its reasonable best efforts to deliver a copy of the Purchase Price Allocation Schedule to the Company as soon as reasonably practicable after the Closing Date. The Company and the Stockholders shall cooperate with the Purchaser in connection with the preparation Price Allocation Schedule and shall promptly provide the Purchaser with such information in connection therewith as the Purchaser or its advisors may request. The Purchaser and the Company shall prepare and file all Tax Returns, including IRS Form 8594 (an any corresponding state or local forms) in a manner consistent with such Purchase Price Allocation Schedule, except as otherwise required pursuant to a "determination" (as such term is defined in Section 1313 of the Code).

        Section 2.8    Nonassignable Contracts.    Without in any way limiting the Company's obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Assumed Contracts and the other Purchased Assets to the Purchaser hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, the Stockholders and the Company shall cooperate with the Purchaser following the Closing Date in any reasonable arrangement designed to provide the Purchaser with the rights and benefits (subject to the obligations) under any such Assumed Contract, including enforcement for the benefit of the Purchaser of any and all rights of the Company against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by the Purchaser, acting as an agent on behalf of the Purchaser or as the Purchaser shall otherwise reasonably require.

ARTICLE III—CONDITIONS TO CLOSING

        Section 3.1    Conditions to the Purchaser's Obligations.    The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

        (a)   The representations and warranties set forth in Article V hereof shall be true and correct in all material respects (except that the representations and warranties which are qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, without giving effect to any Schedule Updates thereto;

        (b)   The Company and the Stockholders shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by each of them under this Agreement;

        (c)   All third party consents listed on the "Required Consents Schedule" attached hereto shall have been obtained on terms reasonably satisfactory to the Purchaser;

        (d)   To the extent required by the Purchaser or the Purchaser's lenders with respect to material Real Property Leases, the Company shall have obtained and delivered to the Purchaser estoppel certificates from the landlords, sublandlords or any other parties granting rights to the Company under such Real Property Leases (which shall contain such landlords', sublandlords' or other parties' consent to the transactions contemplated herein if required under the applicable lease), in form and substance reasonably satisfactory to the Purchaser and the Purchaser's lenders;

        (e)   All governmental filings, authorizations, and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Purchaser;

        (f)    No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order, or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or materially and adversely affect the right of the Purchaser to own, operate, or control the Company, and no judgment, decree, injunction, order, or ruling shall have been entered which has any of the foregoing effects;

        (g)   Since the date of this Agreement, there shall have been no Material Adverse Effect or any event, development or change which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

        (h)   The Purchaser shall have received an opinion, addressed to the Purchaser and dated the Closing Date, of Jackson Walker L.L.P., counsel to the Company and the Stockholders, with respect to the matters set forth on Exhibit A attached hereto, and the lenders providing debt financing in connection with the transactions contemplated by this Agreement shall be entitled to rely thereon;

        (i)    On or before the Closing Date, the Company shall have delivered to the Purchaser all of the following:

            (i)  a certificate from the Company in a form reasonably satisfactory to the Purchaser, dated the Closing Date, stating that the preconditions specified in Section 3.1(a) through (i) have been satisfied;

           (ii)  a copy of the resolutions of the board of directors of the Company (and the shareholders if required under applicable law) approving the transactions contemplated by this Agreement, certified by the secretary of the Company;

          (iii)  a copy of the articles of incorporation for the Company, certified by the Secretary of State of Texas and dated within five (5) business days of the Closing Date;

          (iv)  a copy of the bylaws or equivalent document for the Company, certified by the Secretary of the Company;

           (v)  all corporate records that are or relate to the Purchased Assets;

          (vi)  a certificate from the Secretary of State of Texas, dated within five (5) business days of the Closing Date, as to the good standing of the Company;

         (vii)  copies of the consents, filings, authorizations and approvals described in Section 3.1 to the extent applicable to the Company; and

        (viii)  such other documents or instruments as the Purchaser may reasonably request to effect the transactions contemplated hereby;

        (j)    Jeffrey McDonald shall have entered into and delivered to the Purchaser the Consulting Agreement;

        (k)   The Company shall have delivered to the Purchaser an acknowledgement from each of the financial institutions holding the accounts identified on the Officers, Directors and Bank Accounts Schedule attached hereto that the signing authority of each Stockholder with respect to such accounts has been terminated prior to the Closing;

        (l)    The Company shall have delivered to the Purchaser evidence that title to any motor vehicle identified on the Affiliated Transactions Schedule attached hereto as being used primarily by any Stockholder or Insider has been transferred and assigned to such Stockholder or Insider prior to the Closing;

        (m)  The Company shall have delivered to the Purchaser an acknowledgement from Lana's Enterprises, Inc., that the oral sublease between the Company and Lana's Enterprises, Inc. has been terminated prior to the Closing, that all obligations of the Company under such sublease have been satisfied in full, and that neither the Company nor the Purchaser shall have any further obligation or liability with respect to such sublease;

        (n)   The Company shall have delivered to the Purchaser payoff letters with respect to all Repaid Closing Date Excluded Indebtedness outstanding as of the Closing and releases of all Liens securing such Repaid Closing Date Excluded Indebtedness;

        (o)   The Company, the Stockholders and the Escrow Agent shall have entered into and delivered to the Purchaser the Escrow Agreement;

        (p)   The Purchaser shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby;

        (q)   The Purchaser shall be satisfied with the results of its business, legal and accounting due diligence with respect to its (i) interviews of the Company's customers conducted on or after the date of this Agreement and (ii) review of materials provided to it by the Company on or after the date of this Agreement.

        (r)   Steven Merkel shall have executed and delivered to the Company a Release in the form as set forth on Exhibit Eattached hereto;

        (s)   The Company shall have executed and delivered to the Purchaser the Bill of Sale in the form set forth on Exhibit F attached hereto (the "Bill of Sale");

        (t)    The Company shall have delivered to the Purchaser a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that the Company is not a "foreign person" as defined in Code Section 1445; and

        (u)   All proceedings to be taken by the Company in connection with the consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to be delivered by the Company to effect the transactions contemplated hereby reasonably requested by the Purchaser shall be reasonably satisfactory in form and substance to the Purchaser.

Any condition specified in this Section 3.1 may be waived by the Purchaser in its sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Purchaser.

        Section 3.2    Conditions to the Company's and the Stockholders' Obligations.    The obligation of the Company and the Stockholders to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

        (a)   The representations and warranties set forth in Article VI hereof shall be true and correct in all material respects (except that the representations and warranties which are qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, without giving effect to any Schedule Updates thereto;

        (b)   The Purchaser shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or before the Closing;

        (c)   All governmental filings, authorizations, and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Company;

        (d)   No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order, or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or materially and adversely affect the right of the Company or the Stockholders to receive benefits to be enjoyed by it under this Agreement, and no judgment, decree, injunction, order, or ruling shall have been entered which has any of the foregoing effects;

        (e)   On or before the Closing Date, the Purchaser shall have delivered to the Company all of the following:

            (i)  a certificate from the Purchaser in a form reasonably satisfactory to the Company, dated the Closing Date, stating that the preconditions specified in Sections 3.2(a) through (d) have been satisfied;

           (ii)  a copy of the resolutions of the board of directors of the Purchaser approving the transactions contemplated by this Agreement, certified by the Secretary of the Purchaser;

          (iii)  a copy of the certificate of incorporation for the Purchaser, certified by the Secretary of State of the State of Delaware and dated within five (5) business days of the Closing Date;

          (iv)  a copy of the bylaws of the Purchaser, certified by the Secretary or Assistant Secretary of the Purchaser;

           (v)  a certificate from the Secretary of State of the State of Delaware, dated within five (5) business days of the Closing Date, as to the good standing of the Purchaser;

          (vi)  copies of the consents, filings, authorizations and approvals described in Section 3.2(c) to the extent applicable to the Purchaser;

         (vii)  such other documents or instruments as the Company may reasonably request to effect the transactions contemplated hereby;

        (f)    The Purchaser shall have entered into and delivered to Jeffrey McDonald the Consulting Agreement;

        (g)   The Purchaser and the Escrow Agent shall have executed and delivered to the Company and the Stockholders the Escrow Agreement;

        (h)   The Purchaser shall have executed and delivered to the Company the Instrument of Assumption in the form set forth on Exhibit G attached hereto (the "Instrument of Assumption");

        (i)    The Stockholders shall have received an opinion, dated as of the Closing Date, of Kirkland & Ellis LLP, counsel to the Purchaser, with respect to the due incorporation and good standing of the Purchaser, Purchaser's authorization of the transactions contemplated herein, and the enforceability against the Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a party; and

        (j)    All proceedings to be taken by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to be delivered by the Purchaser to effect the transactions contemplated hereby reasonably requested by the Company shall be reasonably satisfactory in form and substance to the Company.

Any condition specified in this Section 3.2 may be waived by the Company in its sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Company.

ARTICLE IV—COVENANTS BEFORE CLOSING

        Section 4.1    Affirmative Covenants of the Stockholders and the Company.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 6.1 below and the Closing, unless the Purchaser otherwise agrees in writing, the Company and the Stockholders shall:

        (a)   conduct the Company's business and operations only in the Ordinary Course of Business, including, without limitation, paying accounts payable, collecting accounts receivable and making capital expenditures;

        (b)   keep in full force and effect the Company's corporate existence and all material contracts, rights, franchises, and proprietary rights used in its business and use its commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse;

        (c)   use their commercially reasonable efforts consistent with past practices and policies to (i) carry on the business of the Company in the same manner as presently conducted, (ii) keep the Company's business organization and material properties intact, (iii) keep available the services of its present officers and key employees and consultants and (iv) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

        (d)   maintain the Leased Real Property and other assets of the Company in good repair, order, and condition (normal wear and tear excepted) consistent with current needs and the Company's past practices and policies, which condition shall be substantially the same as that on the date hereof, and shall not diminish or remove existing improvements or erect any new improvements on Leased Real Property;

        (e)   maintain the books, accounts, and records of the Company in accordance with the Company's historical financial reporting and accounting past practices, consistent with the custom and practice as used in the preparation of the Financial Statements;

        (f)    as soon as available but in any event within thirty (30) days after the end of each monthly accounting period in each fiscal year, beginning with the monthly accounting period ending August 31, 2005, use commercially reasonable efforts to deliver to the Purchaser unaudited combined statement of income and cash flows of the Company for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidating and combined balance sheet of the Company as of the end of such monthly period, and all such statements shall be prepared in accordance with the Company's historical financial reporting and accounting past practices, consistent with the custom and practice as used in the preparation of the Financial Statements, and shall be certified by the Company's chief financial officer;

        (g)   promptly (once a Stockholder or the Company obtains knowledge thereof) inform the Purchaser in writing of any material variances from the representations and warranties contained in Article V or any material breach of any covenant hereunder by the Company or the Stockholders;

        (h)   cooperate with the Purchaser and use reasonable best efforts to cause the conditions to the Purchaser's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases, and terminations); and

        (i)    cooperate with the Purchaser in the Purchaser's investigation of the business and properties of the Company, to permit the Purchaser and its employees, agents, accounting, legal, and other authorized representatives to (i) have full access to the premises, books, and records of the Company at reasonable hours, (ii) visit and inspect any of the properties of the Company, and (iii) discuss the affairs, finances, and accounts of the Company with the directors, officers, partners, key employees, key customers, key sales representatives, key suppliers, and independent accountants of the Company.

        Section 4.2    Negative Covenants of the Stockholders and the Company.    Except as expressly contemplated by this Agreement, between the date hereof and the Closing, unless the Purchaser otherwise agrees in writing, the Stockholders and the Company shall not:

        (a)   take any action that would require disclosure under Section 5.7;

        (b)   take any action constituting acceptance of the equipment subject to the Spiral Freezer and Mixer Agreement without the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed;

        (c)   make any loans or enter into any transaction with any Insider other than transactions entered into in the Ordinary Course of Business;

        (d)   establish, amend or contribute to any pension, retirement, profit sharing, stock bonus plan, multi-employer plan or other benefit plan covering any of the current or former employees of the Company, except as required by law or in accordance with past practice;

        (e)   take any action designed or intended to encourage employees of the Company to leave their employment or otherwise not to continue employment with the Company;

        (f)    accelerate the collection of accounts receivable, delay the purchase of supplies, delay normal capital expenditures, repairs or maintenance, or delay payment of accounts payable or accrued expenses, except in the Ordinary Course of Business;

        (g)   sell, transfer, contribute, distribute, or otherwise dispose of any securities or assets (or interests in any securities or assets) of the Company, or agree to do any of the foregoing, solicit any Person, or negotiate or have any discussions with any Person with respect to any of the foregoing, other than in the Ordinary Course of Business;

        (h)   engage in any promotional sales or discount or other activity with customers that has or would reasonably be expected to have the effect of materially accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods;

        (i)    enter into any amendments, extensions, renewals, terminations or other modifications with respect to any of the Real Property Leases, or enter into any new lease, sublease, license, concession or other agreement for the use or occupancy of real property requiring rental and other payments in excess of $5,000 annually as averaged over the term of such lease, sublease, license, concession or other agreement;

        (j)    fail to take any commercially reasonable action which failure would reasonably be anticipated to have a Material Adverse Effect;

        (k)   purchase any material manufacturing equipment, including form and fill packaging equipment or check weighers (other than purchases of any such equipment with an aggregate purchase price less than $25,000 individually or in the aggregate), but excluding any equipment purchased pursuant to and in accordance with the Spiral Freezer and Mixer Agreement;

        (l)    terminate, modify, enter into any new, or amend any existing material contracts, agreements, commitments, or Licenses to which the Company is bound; or

        (m)  commit, or enter into any agreement to do, any of the foregoing.

        Section 4.3    Exclusivity.    Until this Agreement is terminated by its terms, each of the Stockholders and the Company shall not, and each of the Stockholders and the Company shall not cause or permit any Affiliate, Insider or agent or any other Person acting on its behalf to, discuss or negotiate with any other Person a possible sale of all or part of the Company's securities or assets (except for dispositions of assets in the Ordinary Course of Business), whether such transaction takes the form of a sale of stock, merger, liquidation, dissolution, reorganization, recapitalization, consolidation, sale of assets or otherwise (an "Acquisition Proposal"), or provide any information to any other Person concerning the Company (other than information which the Company provides to other Persons in the Ordinary Course of Business). Each of the Stockholders and the Company (a) does not have any agreement, arrangement or understanding with respect to any Acquisition Proposal (except this Agreement), (b) shall cease and cause to be terminated any and all discussions with third parties regarding any Acquisition Proposal, and (c) shall promptly notify the Purchaser if any Acquisition Proposal, or any inquiry or contact with any person or entity with respect thereto, is made.

        Section 4.4    Covenants of Purchaser.    Between the date hereof and the Closing, the Purchaser shall:

        (a)   promptly (once it obtains knowledge thereof) inform the Company in writing of any material variances from the representations and warranties contained in Article VI or any material breach of any covenant hereunder by the Purchaser; and

        (b)   cooperate with the Company and the Stockholders and use its reasonable best efforts to cause the conditions to the Company's and the Stockholders' obligations to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases, and terminations).

        Section 4.5    Financial Information.    The Stockholders and the Company agree to provide all financial and other data regarding the Company as may be necessary or desirable for the satisfaction of the conditions to the Purchaser's receipt of the debt financing to be obtained by the Purchaser and its Affiliates in connection with the transactions contemplated by this Agreement, and agree that the Purchaser and its Affiliates may use such information as may be necessary to obtain such debt financing.

ARTICLE V—REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE STOCKHOLDERS

        As a material inducement to the Purchaser to enter into this Agreement, the Company and each Stockholder hereby represents and warrants that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedules referenced below and delivered by the Company to the Purchaser concurrently with the execution of this Agreement (the "Company Disclosure Schedules"). The Company Disclosure Schedules shall provide exceptions to, or otherwise qualify in reasonable detail, the corresponding section in this Article V:

        Section 5.1    Organization Power.

        (a)   The "Organization Schedule" attached hereto contains a complete and accurate list of the Company's jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization. Except as set forth on the Organization Schedule, the Company does not own or hold the right to acquire any Capital Stock in any other Person.

        (b)   The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, with full organizational power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the contracts to which it is party. The Company is duly qualified to do business as a foreign organization and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect. The Company does not have and has never had any Subsidiary.

        (c)   The Company has delivered to the Purchaser correct and complete copies of the articles of incorporation and by-laws (or equivalent governing documents) for the Company, which documents reflect all amendments made thereto at any time before the date hereof. Correct and complete copies of the minute books containing the records of meetings of the stockholders and board of directors (or equivalent parties), the stock certificate books, and the stock record books of the Company have been furnished to the Purchaser. The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws (or equivalent governing documents).

        Section 5.2    Authorization of Transactions.    The Company has all requisite power and authority to execute, deliver and perform the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has duly approved the Transaction Documents to which it is a party and has duly authorized the execution, delivery and performance of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. No other corporate or other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. Each Stockholder has full legal capacity to enter into this Agreement and the other Transaction Documents to which such Stockholder is a party, and to perform his obligations hereunder and thereunder. All Transaction Documents to which the Company or any Stockholder is a party have been duly executed and delivered by the Company or such Stockholder and constitute the valid and binding agreements of the Company or such Stockholder, enforceable against the Company or such Stockholder in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and as limited by general principles of equity that restrict the availability of equitable remedies.

        Section 5.3    Absence of Conflicts.    Except as set forth on the "Company's Conflicts Schedule" attached hereto, the execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by the Company and the Stockholders do not and shall not (a) conflict with or result in any breach of any of the terms, conditions, or provisions of, (b) constitute a material default under, (c) result in a material violation of, (d) give any third party the right to modify, terminate, or accelerate any obligation under, (e) result in the creation of any Lien upon the Capital Stock or assets of the Company under, or (f) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency under, the provisions of the articles of incorporation or by-laws of the Company or any material indenture, mortgage, lease, loan agreement, or other material agreement or instrument to which any Stockholder or the Company is bound or affected, or any material law, statute, rule, or regulation to which any Stockholder or the Company is subject or any material judgment, order, or decree to which any Stockholder or the Company is subject.

        Section 5.4    Capitalization.    The number of shares of each class of issued and outstanding Capital Stock of the Company is set forth on the "Organization Schedule", all of which are owned in the aggregate by the Stockholders. All of the issued and outstanding Capital Stock of the Company have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and owned beneficially by the Persons and in the manner described on the Organization Schedule, free and clear of all Liens, and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. Except as set forth on the Organization Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights or other contracts or commitments to sell or issue to any Person any capital stock of the Company.

        Section 5.5    Financial Statements and Related Matters.

          (a)    Financial Statements.    Attached hereto as the "Financial Statements Schedule" are the following financial statements: (i) the reviewed but unaudited balance sheets of the Company as of December 31, 2003 and 2004, and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods then ended; and (ii) the unaudited combined balance sheet of the Company as of May 31, 2005 (the "Latest Balance Sheet"), and the related statements of income and cash flows (or the equivalent) for the five-month period then ended. Each of the foregoing financial statements (the "Financial Statements") presents fairly the Company's financial condition and results of operations and cash flows as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject to the GAAP Deviations and the absence of GAAP footnote disclosure.

          (b)    Receivables.    All accounts receivable of the Company that are reflected on the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from bona fide sales actually made or services actually performed in the Ordinary Course of Business with unaffiliated third parties, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect such accounts receivable in full. Except as set forth on the Financial Statements Schedule, such accounts receivable have not been assigned or pledged to any other Person. To the knowledge of the Company and the Stockholders, the Accounts Receivable are (i) subject to no setoffs or counterclaims and (ii) are current and collectible, net of the applicable reserve for bad debts on the Financial Statements.

          (c)    Inventory.    Except as set forth on the Financial Statements Schedule, the inventories of the Company reflected on the Latest Balance Sheet are of a quantity and quality usable and saleable in the Ordinary Course of Business without discount, are not damaged, adulterated, or defective and are merchantable and fit for their particular purposes, in each case except for items of below-standard quality, slow-moving items and items not previously readily salable and fit for use in the Ordinary Course of Business which have been written down in value on the Latest Balance Sheet in accordance with GAAP consistently applied, subject to the applicable GAAP Deviations, to estimated net realizable market values.

        Section 5.6    Absence of Undisclosed Liabilities.    Except as set forth on the "Absence of Undisclosed Liabilities Schedule" attached hereto, the Company does not have any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known, whether due or to become due, and regardless of when asserted) arising out of or relating to the operation of the Company at or before the Closing, except (i) obligations under contracts or commitments described on the Contracts Schedule attached hereto or under contracts and commitments which are not required to be disclosed thereon (but not liabilities for breaches thereof), (ii) liabilities reflected on the liabilities side of the Latest Balance Sheet, (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort, or infringement or a claim or lawsuit or an environmental liability), and (iv) liabilities disclosed as such elsewhere in this Agreement or the Schedules hereto.

        Section 5.7    Absence of Certain Developments.    Except as set forth on the attached Developments Schedule and except as expressly contemplated by this Agreement, since May 31, 2005, the Company has not:

        (a)   suffered any change that has had or the Company reasonably expects to have, individually or in the aggregate, a Material Adverse Effect or suffered any material theft, damage, destruction, or casualty loss not covered by insurance;

        (b)   mortgaged, pledged or subjected any portion of its properties or assets to any material Lien (other than Permitted Liens);

        (c)   sold, leased, assigned, or transferred (including, without limitation, transfers to any Stockholder or any Insider) a portion of their tangible assets, or canceled without fair consideration any material debts or claims owing to or held by them;

        (d)   sold, assigned, licensed, or transferred (including, without limitation, transfers to any Stockholder or any Insider) any material Proprietary Rights owned by, issued to, or licensed to the Company or disclosed any material confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all rights of the Company in such confidential information) or received any material confidential information of any third party in violation of any obligation of confidentiality;

        (e)   suffered any extraordinary losses or waived any rights of material value;

        (f)    suffered any material theft, damage, destruction or casualty loss to its tangible assets, whether or not covered by insurance, or suffered any substantial destruction of the books and records of the Company;

        (g)   entered into, amended, or terminated any material lease, contract, agreement, or commitment, or entered into any other material transaction other than in the Ordinary Course of Business;

        (h)   engaged in any promotional sales or discount or other activity with customers that has or the Company reasonably expects to have the effect of materially accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods;

        (i)    entered into any other material transaction, or materially changed any business practice;

        (j)    except in the Ordinary Course of Business, paid or increased any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entered into any employment, severance, change in control, or similar contract or agreement with any director, officer, or employee;

        (k)   adopted, or materially increased the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

        (l)    conducted their cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally);

        (m)  made any capital expenditures or commitments for capital expenditures (other than the capital expenditure made pursuant to and in accordance with the Spiral Freezer and Mixer Purchase Agreement) except in the Ordinary Course of Business;

        (n)   issued, sold or transferred any notes, bonds or other debt securities, any shares of Capital Stock or other equity securities, any securities convertible, exchangeable or exercisable into shares of Capital Stock or other equity securities, or any warrants, options or other rights to acquire shares of Capital Stock or other equity securities or granted any stock appreciation, phantom stock or other similar rights;

        (o)   borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the Ordinary Course of Business;

        (p)   discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the Ordinary Course of Business, or prepaid any amount of Indebtedness;

        (q)   made any loans or advances to, or guarantees for the benefit of, any Persons, except for advances to employees in the Ordinary Course of Business;

        (r)   changed or authorized any change in its articles of incorporation or by-laws (or equivalent governing document), or

        (s)   declared, paid, made, or otherwise effectuated any dividends or distributions, redemptions, equity repurchases, or other transactions involving the Company's Capital Stock or equity securities or rights to control the same;

        (t)    made a material change in its accounting methods; or

        (u)   made or committed to make any payments or other transfers in connection with, or in contemplation of, the transactions contemplated by this Agreement or the other Transaction Documents.

        Section 5.8    Real Property.

        (a)   The Company owns no real property.

        (b)   The "Real Property Schedule" sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Real Property Leases for each such Leased Real Property (including the date and name of the parties to such Real Property Lease document). The Company has made available to the Purchaser a true and complete copy of each such Real Property Lease document. Except as set forth in the Real Property Schedule, with respect to each of the Real Property Leases:

            (i)  such Real Property Lease is legal, valid, binding, enforceable and in full force and effect;

           (ii)  the transactions contemplated by this Agreement do not require the consent of any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

          (iii)  to the knowledge of the Company or the Stockholders, neither the Company, nor any other party to the Real Property Lease is in breach or default under such Real Property Lease, and, to the knowledge of the Company or the Stockholders, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

          (iv)  no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full;

           (v)  the other party to such Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company;

          (vi)  the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and

         (vii)  the Company has not collaterally assigned or granted any other Lien in such Real Property Lease or any interest therein.

        (c)   The Leased Real Property identified in the Real Property Schedule comprise all of the real property used or intended to be used in the business of the Company as currently conducted and the Company is not a party to any agreement or option to purchase any real property or interest therein.

        Section 5.9    Proprietary Rights.

        (a)   The "Proprietary Rights Schedule" attached hereto contains a complete and accurate list of all registered Proprietary Rights owned and/or used by the Company and all applications for the registration of other Proprietary Rights filed by the Company (in each case, directing whether the item listed is licensed from a third party or owned by the Company, and identifying such third party or the Company). The Proprietary Rights Schedule also contains a complete and accurate list of all unregistered (i) trade names, trademarks, service marks, copyrights, proprietary information systems and proprietary databases owned and/or used by the Company (collectively, the "Unregistered Proprietary Rights"); and (ii) computer software owned and/or used by the Company other than commercially available "off-the-shelf" software with a license fee of less than $1,000 in the aggregate for all copies of a particular software application. The Company has made available to the Purchaser correct and complete copies of all documents of the type referenced in Section 5.12(a)(x).

        (b)   Except as set forth on the Proprietary Rights Schedule, (i) the Company owns and possesses free and clear of all Liens, all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable license, all Purchased Proprietary Rights used in or necessary for the operation of the Company's business as currently conducted; (ii) the Company has taken commercially reasonable actions to maintain and protect the Purchased Proprietary Rights and shall continue to maintain and protect those rights prior to the Closing so as to not adversely affect the validity or enforcement of such Purchased Proprietary Rights; (iii) the Company has not received any notice of invalidity, infringement, or misappropriation from any third party with respect to any Purchased Proprietary Rights of the Company or any Proprietary Rights of any third party and all of the Purchased Proprietary Rights are valid and enforceable; (iv) to Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any third parties and the operation of the Company's business as currently conducted will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Proprietary Rights of any third party; (v) to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Purchased Proprietary Rights and (vi) following the Closing Date, the Purchaser will be entitled to exercise all of the Company's rights with respect to the Purchased Proprietary Rights, and with respect to any licenses or other agreements relating to the Purchased Proprietary Rights, to the same extent that the Company's would have been able to under such licenses or other agreements had the transactions contemplated by this Agreement not occurred, and without the payment of any additional amounts or consideration other than ongoing fees, royalties and payments that the Company would otherwise be required to pay.

        Section 5.10    Assets.

        (a)   Except as set forth on the "Assets Schedule" attached hereto, the Company owns good and marketable title to, or a valid leasehold interest in, or license of, or right to use free and clear of all Liens other than Permitted Liens, all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) which are shown on the Latest Balance Sheet, or which have been acquired thereafter, or which are listed on the Real Property Schedule, and which are used by the Company in the current conduct of its business, except for personal property and assets sold since the date of the Latest Balance Sheet in the Ordinary Course of Business. Except as set forth on the Assets Schedule, none of the Stockholders, any Subsidiary of any Stockholder or any Insiders (other than the Company) own any properties or assets (whether real, personal, or mixed and whether tangible or intangible) which are used in the business of the Company as currently conducted.

        (b)   The buildings, improvements, fixtures, machinery, equipment, personal properties, vehicles, and other tangible assets of the Company located upon or used in connection with the Leased Real Property are operated in conformity in all material respects with all Applicable Laws, are in good condition and repair, reasonable wear and tear excepted, and are usable in the Ordinary Course of Business. The Company owns or leases under valid leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as currently conducted. To the knowledge of the Company and the Stockholders, there are no structural deficiencies or latent defects affecting any of the improvements and fixtures located on the Leased Real Property, and there are no facts or conditions affecting any of such improvements or fixtures which would, individually or in the aggregate, interfere in any material respect with their use or any portion thereof in the operation of the Company's business as currently operated. To the knowledge of the Company and the Stockholders, the Leased Real Property has direct access to a public street adjoining the Leased Real Property, and such access is not dependent on any land or other real property interest which is not included in the Leased Real Property.

        Section 5.11    Taxes.

        (a)   The Company has timely filed all Tax Returns that it was required to file under applicable laws and regulations. When filed, all such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable laws and regulations. All Taxes due and owing by the Company (whether or not shown or required to be shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

        (b)   The Company withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

        (c)   To the knowledge of the Company and the Stockholders, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or Subsidiary of the Company. The "Taxes Schedule" attached hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or Subsidiary of the Company for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2000.

        (d)   The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company uses (and since December 31, 2000 has always used) the accrual method of accounting in keeping its books and in computing its taxable income for all federal, state and local income tax purposes.

        (e)   The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. Neither the Company nor any Stockholder is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company is not a party to or bound by any Tax allocation, sharing, or similar agreement. The Company (A) has not been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return or (B) does not have any liability for the Taxes of any Person (other than the Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (f)    The unpaid Taxes of the Company (A) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns. Since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes outside the Ordinary Course of Business.

        (g)   The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

        Section 5.12    Contracts and Commitments.

        (a)   Except as expressly contemplated by this Agreement or as set forth on the attached "Contracts Schedule," the Company is not a party to or bound by any written or oral:

            (i)  pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

           (ii)  contract with any Affiliate or current or former Insider;

          (iii)  contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or contract relating to loans to officers, directors, Affiliates or Insiders;

          (iv)  contract under which the Company has advanced or loaned any other Person, other than trade credit extended in the Ordinary Course of Business;

           (v)  agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of the Company;

          (vi)  guaranty of any obligation;

         (vii)  lease or agreement under which the Company is the lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease or agreement for real or personal property under which the aggregate annual payments do not exceed $25,000;

        (viii)  Leased Real Property Subleases, lease or agreement under which the Company is the lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

          (ix)  contract or group of related contracts (excluding purchase orders issued or received in the Ordinary Course of Business) with the same party or group of affiliated parties the performance of which involves consideration in excess of $25,000;

           (x)  assignment, license, indemnification, joint ownership or other agreement with respect to the intangible property (including, without limitation, any Purchased Proprietary Rights) owned and/or used by the Company or of any third party;

          (xi)  distribution vendor, dealership franchise, or service agreement or contract relating to the distribution, marketing or sale of its products or services;

         (xii)  agreement with a term of more than six months, which is not terminable by the Company upon less than 60 days notice without penalty or which involves more than $25,000 annually;

        (xiii)  contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;

        (xiv)  warranty agreement with respect to products sold or services rendered;

         (xv)  agreements relating to ownership of or investments in any business or enterprise (including investments in joint ventures and minority equity investments);

        (xvi)  agreements containing "take or pay" provisions;

       (xvii)  agreements that contain return of products provisions or any other agreement that could result in an obligation to buy back products that were previously sold by the Company; or

      (xviii)  agreement relating to the subcontracting to another Person of any of the Company's obligations under any agreement listed on the Contracts Schedule.

        (b)   All of the contracts, agreements and instruments set forth on or required to be set forth on the Contracts Schedule are valid, binding and enforceable against the Company and, to the knowledge of the Company, the other parties thereto, in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and as limited by general principles of equity that restrict the availability of equitable remedies. The Company has performed all material obligations required to be performed by it and is not in material default under or in material breach of nor in receipt of any claim of default or breach under any such contract, agreement or instrument. No event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Company or, to the knowledge of the Company, any other party under any such contract, agreement or instrument. Except as set forth on the Contracts Schedule, with respect to each contract, agreement, or instrument required to be set forth on the Contracts Schedule: (x) the acquisition of substantially all of the assets of the Company as contemplated under this Agreement will not result in a breach of or default under any such contract, agreement, or instrument, or otherwise cause such contract, agreement, or instrument to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (y) neither the Company nor any Stockholder has received notice of the intention of any party to such contract, agreement, or instrument to cancel, terminate or renegotiate any such contract, agreement or instrument; and (z) to the knowledge of the Company, there has not been any breach or anticipated breach by any other party to such contract, agreement or instrument.

        (c)   The Company has provided to the Purchaser a true and correct copy of all written contracts which are required to be disclosed on the Contracts Schedule, in each case together with all amendments, waivers, or other changes thereto (all of which are disclosed on the Contracts Schedule). The Contracts Schedule contains an accurate and complete description of all material terms of all oral contracts referred to therein.

        Section 5.13    Litigation; Proceedings.    The "Litigation Schedule" attached hereto sets forth all actions, suits, proceedings, orders, judgments, decrees or investigations, and, to the knowledge of the Company and the Stockholders, sets forth all condemnation, expropriation and other proceeding in eminent domain, in each case against the Company or affecting or threatened against any Leased Real Property or any portion thereof since December 31, 2000. Except as set forth on the Litigation Scheduleattached hereto, there are no actions, suits, proceedings, orders, judgments, or investigations pending or, to any the knowledge of the Stockholders of the Company, threatened against the Company (or against any of its officers, directors, agents, or employees (in each case, in their capacity as such)) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. To the knowledge of the Company and the Stockholders, except as set forth on the Litigation Schedule attached hereto, there is no condemnation, expropriation or other proceeding in eminent domain or affecting or threatened against any Leased Real Property or any portion thereof at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. The Company is not subject to any outstanding order, judgment, or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or any arbitrator. The Litigation Schedule sets forth accurately and completely the following information with respect to each matter listed thereon: the name of and parties to the proceeding, the date of the commencement of the proceeding, the status of the proceeding (e.g., in settlement talks, discovery, trial, appeal, etc.), a brief statement of the nature of the claim, the amount being claimed and/or the nature of other relief sought, the amount of reserves taken, if any, on the Latest Balance Sheet in respect of such proceeding, and the current settlement range, if any, among the parties. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Stockholders or the Company, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which the Company believes is reasonably likely to adversely affect or restrict the Company's ability to consummate the transactions contemplated hereby.

        Section 5.14    Brokerage.    Except as set forth on the "Brokerage Schedule" attached hereto, there are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any Stockholder.

        Section 5.15    Employees.    Except as set forth on the "Employees Schedule" attached hereto: (a) to the knowledge of the Stockholders of the Company, no key executive employee and no group of employees or independent contractors of the Company has any plans to terminate his, her, or their employment or relationship with the Company; (b) the Company has complied in all material respects with all Applicable Laws relating to the employment of personnel and labor; (c) the Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any material strikes, grievances, unfair labor practices claims, or other material employee or labor disputes in the last five years; (d) the Company has not engaged in any unfair labor practice; and (e) the Company has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

        Section 5.16    Employee Benefit Plans.

        (a)   The "Benefit Plans Schedule" attached hereto identifies all bonus, deferred or incentive compensation, profit sharing, retirement, vacation, sick leave, hospitalization or severance plans, "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and material fringe benefit plans sponsored, maintained or contributed to by the Company or with respect to which the Company has any liability (the "Plans"). The Benefit Plans Schedule sets forth accurately and completely a description of the Bonus Obligations. The Benefit Plans Schedule sets forth accurately and completely, with respect to each type of Bonus Obligation and with respect to each individual beneficiary thereof, the following information: the amount accrued, the amount declared, and the obligor thereon. None of the Plans are subject to Title IV of ERISA nor provide for medical or life insurance benefits to retired or former employees of the

Company (other than as required under Code Section 4980B, or similar state law). The Company is not a participating or contributing employer in any "multi-employer plan" (as defined in Section 3(37) of ERISA) with respect to employees of the Company nor has the Company incurred any withdrawal liability with respect to any multi-employer plan or any liability in connection with the termination or reorganization of any multi-employer plan.

        (b)   Each Plan is in all material respects in compliance, and has been administered in all material respects in accordance, with its terms and the applicable provisions of ERISA and the Code and all other Applicable Laws, including, but not limited to, medical continuation under Code Section 4980B. The Company has not (i) engaged in any transaction prohibited by ERISA or the Code; (ii) breached any fiduciary duty owed by it with respect to the Plans described above; or (iii) failed to file and distribute timely and properly all reports and information required to be filed or distributed in accordance with ERISA or the Code.

        (c)   All contributions, premiums or payments under or with respect to each Plan which are due on or before the Closing Date have been paid or shall be accrued in connection with the determination of the Net Working Capital Amount.

        (d)   Each Plan which is intended to be qualified under section 401(a) of the Code (i) has been amended to reflect all requirements of the laws commonly known as GUST and EGTRRA and all subsequent legislation which is required to be adopted prior to the end of the applicable remedial amendment period and (ii) has received from the Internal Revenue Service a favorable determination opinion or advisory letter, as applicable, which considers the terms of the Plan as amended for such changes in law.

        (e)   The Company has not incurred and has no reason to expect that it will incur, any liability to the Pension Benefit Guaranty Corporation (other than non-delinquent premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan that the Company or any other entity, that together with the Company is treated as a single employer under Section 414 of the Code, maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

        (f)    Each individual who has received compensation for the performance of services on behalf of the Company has been properly classified as an employee or independent contractor in accordance with Applicable Laws.

        Section 5.17    Insurance.    The attached Insurance Schedule contains a description of insurance coverages presently in force for the benefit of the Company with respect to their properties, assets and businesses (specifying, with respect to each policy, the insurer, amount of coverage, type of insurance, retroactive date, expiration date, risks insured and any pending claims thereunder) and a list of all claims made under any insurance policies and binders since January 1, 2003 (specifying the nature and amount of the claim, current status and resolution, if any), and each such policy shall be in full force and effect as of the Closing. The Company is not in default with respect to its obligations under any insurance policy maintained by it, and the Company has not been denied insurance coverage. Except as set forth on the Insurance Schedule, the Company has no self-insurance or co-insurance programs, and the reserves set forth on its Latest Balance Sheet with respect to any such self-insurance or co-insurance programs have been established in accordance with GAAP, subject to the applicable GAAP Deviations, and the Company's historical financial reporting and accounting past practices. There has not been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. Except as set forth on the Insurance Schedule, there are no outstanding unpaid premiums or claims, and there are no provisions for retroactive or retrospective premium adjustments. Except as set forth on the Insurance Schedule, no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy or binder has been received by the Company. The Insurance Schedule also contains a description of all outstanding bonds and other surety arrangements issued or entered into in connection with the business of the Company.

        Section 5.18    Officers and Directors; Bank Accounts.    The "Officers, Directors, and Bank Accounts Schedule" attached hereto lists all officers and directors of the Company, and all bank accounts, safety deposit boxes, and lock boxes (designating each authorized signatory with respect thereto) for the Company.

        Section 5.19    Affiliate Transactions.    Except as disclosed on the "Affiliated Transactions Schedule" attached hereto, no Insider is a party to any material agreement, contract, commitment, or transaction with the Company or which is pertaining to the current business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, owned or leased by the Company or used in or pertaining to the current business of the Company. Except as disclosed on the Affiliated Transactions Schedule, the Company does not own or lease any motor vehicle or other property that is used primarily by any Stockholder or other Insider.

        Section 5.20    Governmental Licenses and Permits.    The "License Schedule" attached hereto contains a complete listing of all material Licenses owned or possessed by the Company or used by the Company in the conduct of its business as presently conducted. Except as indicated on the License Schedule, the Company owns or possesses such right in and to all Licenses which are necessary to conduct the Company's business as presently conducted and shall use its reasonable efforts to maintain all such Licenses. No loss or expiration of any License is pending or, to the Company's knowledge, threatened other than expiration in accordance with the terms thereof. The Company has not received any notice of any alleged violation of any License.

        Section 5.21    Compliance with Laws.    Except as set forth on the "Compliance with Laws Schedule" attached hereto, the Company and its officers, directors, agents, and employees (in each case, in their capacity as such) have complied in all material respects with and are in material compliance with all Applicable Laws (including, without limitation, in connection with the citizenship and naturalization of the Company employee) which are applicable to the current business, business practices, or any owned or leased properties of the Company and to which the Company may be subject, no material claims have been filed against the Company alleging a violation of any such laws or regulations, and neither the Company nor any Stockholder has received notice of any such violations. Without limiting the generality of the foregoing or any other representation or warranty set forth in this Agreement, the Company has produced and distributed during the last three years and is producing and distributing food products that are in compliance with the federal Food, Drug and Cosmetic Act (21 U.S.C. 321, et. Seq.), and all other Applicable Laws governing the production of food.

        Section 5.22    Names and Locations.    During the five-year period ending on the date of this Agreement, the Company has not used any name or names under which it has invoiced account debtors, maintained records regarding its assets or otherwise conducted business other than the exact names set forth in this Agreement and the "Name and Location Schedule" attached hereto, and, except as set forth on the Name and Location Schedule, all of the tangible assets of the Company are located at the facilities listed on Real Property Schedule. During the five-year period ending on the date of this Agreement, the Company has not reincorporated or reorganized in a different jurisdiction.

        Section 5.23    Environmental Matters.    Except as set forth on the "Environmental and Safety Matters Schedule" attached hereto:

        (a)   The Company has complied in all material respects with and is currently in compliance in all material respects with all Environmental and Safety Requirements, and neither the Company nor any Stockholder has received any oral or written notice, report, or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) or any corrective, investigatory, or remedial obligations arising under Environmental and Safety Requirements which relate to the Company or any of its properties or facilities.

        (b)   Without limiting the generality of the foregoing, the Company has obtained and complied in all material respects with, and is currently in compliance in all material respects with, all permits, licenses, and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of the Company's respective properties or facilities or the operation of the Company's respective businesses.

        (c)   Neither this Agreement, nor the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby shall impose any obligations on the Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

        (d)   To the knowledge of the Company, none of the following exists at any property or facility owned, occupied, or operated by the Company: (i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills.

        (e)   The Company has never treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released (as defined in CERCLA), or exposed any Persons (including any employees) to any substance (including, without limitation, any hazardous substance) or owned, occupied, or operated any facility or property, so as to give rise to liabilities for personal injury, property damage, environmental investigation or other response costs, natural resource damages, or attorneys' fees pursuant to the Comprehensive Environmental

Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any other Environmental and Safety Requirements.

        (f)    The Company has not, either expressly or by operation of law, assumed or undertaken any liability or corrective investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

        Section 5.24    Product and Service Warranties.    The Company has not made any warranties or guarantees (express or implied) with respect to the products manufactured and/or sold by it or services rendered by it other than those warranties expressly made in the literature provided to the parties to whom such services are and were rendered, copies of which warranties have been provided to the Purchaser.

        Section 5.25    Customers.    The "Customers Schedule" identifies the top 10 customers of the Company by gross revenues generated by such customers during the twelve month period ended December 31, 2004 (each, a "Material Customer"). Except as set forth on Customers Schedule, no Material Customer has given the Company written notice that, and the Company does not have any knowledge that, any Material Customer intends to stop, or materially decrease the rate of, buying products from the Company.

        Section 5.26    Vendors.    The "Vendors Schedule" identifies the top 10 vendors of the Company by total amounts owed to such vendor by the Company in consideration of goods and services provided by such vendor during the twelve-month period ended December 31, 2004 (a "Material Vendor"). Except as set forth on Vendors Schedule, no Material Vendor has given the Company written notice that, and the Company does not have any knowledge that, any Material Vendor intends to stop, or materially increase the cost to the Company of, providing goods and services to the Company.

        Section 5.27    Disclosure.    The representations and warranties of the Company contained in this Agreement, the other Transaction Documents, and the schedules, attachments or exhibits hereto, do not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

        Section 5.28    Closing Date.    All of the representations and warranties contained in this Article V and elsewhere in this Agreement and all information delivered in any schedule, attachment, or Exhibit hereto or in any writing delivered to the Purchaser are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that the Company has advised the Purchaser otherwise in writing before the Closing (each, a "Schedule Update"). Each Schedule Update delivered to the Purchaser shall be deemed to modify the representations and warranties herein for purposes of any claims for indemnification pursuant to Section 8.2(a)(i) below, as long as such Schedule Update discloses facts, events or circumstances which occurred after the date hereof. No Schedule Update shall be deemed to modify the representations and warranties herein for purposes of determining whether or not the conditions to closing set forth in Article III above have been satisfied.

        Section 5.29    Disclaimer of Representations and Warranties.    Except as expressly set forth in this Article V, the other Transaction Documents, and the schedules, attachments or exhibits hereto, the Company makes no representation or warranty, express or implied, at law or in equity, in respect of the Company or the Stockholders or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular use, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE VI—REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

        As a material inducement to the Company to enter into this Agreement, the Purchaser hereby represents and warrants to the Company that:

        Section 6.1    Organization.    The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full organizational power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the contracts to which it is party.

        Section 6.2    Authorization of Transactions.    The Purchaser has all requisite organizational power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Purchaser has duly approved the Transaction Documents to which it is a party and has duly authorized the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. No other corporate proceedings on the part of the Purchaser are necessary to approve and authorize the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. All Transaction Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and as limited by general principles of equity that restrict the availability of equitable remedies.

        Section 6.3    Absence of Conflicts.    Except as set forth in the Purchaser's Conflicts Schedule attached hereto, the execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by the Purchaser do not and shall not (a) conflict with or result in any breach of any of the terms, conditions, or provisions of, (b) constitute a material default under, (c) result in a material violation of, (d) give any third party the right to modify, terminate, or accelerate any obligation under, or (e) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under the provisions of the charter or bylaws of the Purchaser or any material indenture, mortgage, lease, loan agreement, or other material agreement or instrument to which the Purchaser is bound or affected, or any material law, statute, rule, or regulation to which the Purchaser is subject or any material judgment, order, or decree to which the Purchaser is subject.

        Section 6.4    Litigation.    There is no claim, action, suit, proceeding, order, judgment, decree, or investigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign or by any third party which challenges the validity of this Agreement or any of the Transaction Documents or which the Purchaser believes is reasonably likely to adversely affect or restrict the Purchaser's ability to consummate any of the transactions contemplated hereby or thereby.

        Section 6.5    Brokerage.    There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

        Section 6.6    Financing.    The Purchaser has liquidity and commitments from its lenders to provide debt financing which together are sufficient to fund the amounts required to be paid to the Company hereunder on the Closing Date. Attached as Exhibit H hereto is a true and complete list of all of the conditions to the Purchaser's receipt of the proceeds of such debt financing from its lenders.

        Section 6.7    Closing Date.    All of the representations and warranties contained in this Article VI and elsewhere in this Agreement and all information delivered in any schedule, attachment, or Exhibit hereto or in any writing delivered to the Company are true and correct on the date of this Agreement and shall be true and correct on the Closing Date.

        Section 6.8    Disclosure.    The representations and warranties of the Purchaser contained in this Agreement, the other Transaction Documents, and the schedules, attachments or exhibits hereto, do not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

        Section 6.9    Disclaimer of Representations and Warranties.    Except as expressly set forth in this Article VI, the other Transaction Documents, and the schedules, attachments or exhibits hereto, the Purchaser make no representation or warranty, express or implied, at law or in equity, in respect of the Purchaser or any of its assets, liabilities or operations and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE VII—TERMINATION

        Section 7.1    Termination.    This Agreement may be terminated at any time before the Closing:

        (a)   by mutual written consent of the Company and the Purchaser;

        (b)   by the Company or the Purchaser if there has been a material misrepresentation or breach on the part of the other party of the representations, warranties, or covenants set forth in this Agreement or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby unless, in either case, such terminating party's willful or knowing breach of this Agreement has caused the condition to be unsatisfied; or

        (c)   by the Company or the Purchaser if the Closing has not occurred on or before October 15, 2005; provided, however, that neither the Company nor the Purchaser shall be entitled to terminate this Agreement pursuant to this Section 7.1(c) if such party's willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or before such time.

        Section 7.2    Effect of Termination.    In the event of termination of this Agreement by either the Company or the Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party under this Agreement, except that the provisions of this Section 7.2, Section 9.2 and Section 9.5 and Article X shall continue in full force and effect and except that nothing herein shall relieve any Party from liability for any breach of this Agreement before such termination.

ARTICLE VIII—INDEMNIFICATION AND RELATED MATTERS

        Section 8.1    Survival.    All representations, warranties, covenants, and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and such representations, warranties, covenants and agreements made by the Parties shall not be affected by any examination made for or on behalf of any Party, the knowledge of any of such Party's officers, directors, stockholders, employees, or agents, or the acceptance of any certificate or opinion. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 8.2(a)(i) or Section 8.2(c)(i) unless written notice of a claim thereof is delivered to the other Party no later than the Applicable Limitation Date. For purposes of this Agreement, the term "Applicable Limitation Date" shall mean the date which is 18 months after the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of the Company set forth in Section 5.23 (Environmental Matters), the Applicable Limitation Date shall be the date which is 36 months after the Closing Date, and (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of (x) the Company or the Stockholders set forth in Section 5.1 (Organization and Corporate Power), Section 5.2 (Authorization of Transactions), Section 5.4 (Capitalization), Section 5.10(a) (Title to Assets), or Section 5.11 (Taxes), and (y) the Purchaser set forth in Section 6.1 (Organization) or Section 6.2 (Authorization of Transactions), the Applicable Limitation Date shall be the date which is the expiration of the statute of limitations applicable to the statute, regulation or other authority which gave rise to such Loss (including any extensions). The representations and warranties described in clause (ii) of the preceding sentence are referred to as the "Fundamental Representations and Warranties."

        Section 8.2    Indemnification.

        (a)   Indemnification by the Company and the Stockholders. The Company shall indemnify the Purchaser and its respective Subsidiaries, and their respective officers, directors, shareholders, agents, employees, subsidiaries, parents, assigns, successors and predecessors (collectively, the "Purchaser Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Purchaser Parties in respect of any Loss which any such Purchaser Party may suffer, sustain, or become subject to, as a result of or relating to:

            (i)  the breach of any representation or warranty made by the Company or any Stockholder contained in this Agreement or any other Transaction Document or in any certificate delivered by the Company or any Stockholder with respect thereto in connection with the Closing, as modified by the Company Disclosure Schedules and Schedule Updates;

           (ii)  the breach of any covenant or agreement made by the Company or any Stockholder contained in this Agreement or any other Transaction Document, other than any such breach occurring prior to Closing with respect to which the Company or a Stockholder provided the Purchaser written notice prior to the Closing Date in accordance with Section 4.1(g) hereof;

          (iii)  any claim by any Person that the use of the "Chippery" trademark and tradename infringes on such Person's Proprietary Rights;

          (iv)  any Excluded Liability or Excluded Asset;

           (v)  the fire at the Company's Chicago-area cold storage facility described in the Financial Statements Schedule, including without limitation the sale, use or consumption of any inventory stored at such facility at the time of such fire; or

          (vi)  any claim by The Hershey Company, any of its Affiliates or any license thereof that the use of the word "Whopper" by the Company infringes on such Person's Proprietary Rights.

The Stockholders hereby acknowledge that they and their Affiliates will have no claims or rights to contribution or indemnity from the Company or its officers and directors with respect to any amounts paid by any of them pursuant to this Section 8.2(a).

        (b)   Limitations on Indemnification by the Company. The indemnification provided for in Section 8.2(a) above is subject to the following limitations:

            (i)  The Company will be liable to the Purchaser Parties with respect to claims referred to in Section 8.2(a)(i) only if a Purchaser Party gives the Company written notice thereof no later than the Applicable Limitation Date; provided that so long as the Purchaser delivers written notice of a claim to the Company no later than the Applicable Limitation Date, the Company and the Stockholders shall be required to indemnify the Purchaser Parties for all Losses (subject to the other limitations contained herein) which the Purchaser Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

           (ii)  The aggregate amount of all payments made by the Company in satisfaction of claims for indemnification pursuant to Section 8.2(a)(i), (a)(iii), a(v) and a(vi) shall not exceed $6,000,000 (the "Cap"); provided, however, that the Cap shall not apply with respect to any Losses resulting from or relating to breaches of any Fundamental Representations and Warranties.

          (iii)  The Company shall not be liable to indemnify any Purchaser Parties pursuant to Section 8.2(a)(i) and (a)(iii) unless and until the Purchaser Parties have collectively suffered Losses by such breaches or pursuant to such Section in excess of a $150,000 aggregate threshold (the "Basket") (at which point, subject to the other limitations herein, the Company will be liable to the Purchaser Parties for all Losses back to dollar one); provided, however, that the Basket shall not apply with respect to any Losses resulting from or relating to breaches of any Fundamental Representations and Warranties.

          (iv)  The Company shall not be liable to indemnify any Purchaser Party pursuant to Section 8.2(a)(i) with respect to any Loss relating to uncollectible accounts receivable unless and until the Purchaser Parties have (A) given notice to the Company of any such accounts receivable that are more than ninety days old within ten (10) business days of such occurrence, (B) given the Stockholders the opportunity to assist in the collection of such accounts receivable, provided that such assistance shall be consistent with the Purchaser's collection policies and procedures and be done under the direction of the Purchaser's accounts receivable personnel, and (C) agreed to assign any such accounts receivable to the Company and/or the Stockholders upon the Purchaser's receipt of an indemnification payment in respect of the Losses related to such accounts receivable.

           (v)  No Purchaser Party shall be entitled to make a claim for indemnification pursuant to Section 8.2(a)(iii) after the date that is 18 months after the Closing Date.

          (vi)  No Purchaser Party shall be entitled to make a claim for indemnification pursuant to Section 8.2(a)(ii) with respect to a breach of the covenants and agreements set forth in Sections 4.1, 4.2(a) though 4.2(g), 4.2(i) through 4.2(l), 4.2(m) (to the extent such a breach relates to the foregoing subsections of Section 4.2) or 4.3 after the date that is 18 months after the Closing Date. No Purchaser Party shall be entitled to make a claim for indemnification pursuant to Section 8.2(a)(ii) with respect to a breach of the covenants and agreements set forth in Section 4.2(h) or 4.2(m) (to the extent such a breach relates to Section 4.2(h)) after the date that is 36 months after the Closing Date.

         (vii)  The Company shall not be liable to indemnify any Purchaser Party pursuant to Section 8.2(a)(v) unless and until the Purchaser Parties have collectively suffered losses with respect to the matters describing in such section in excess of amount of the Inventory Fire Accrual. From and after the Closing, the Purchaser agrees that it shall use commercially reasonable efforts to mitigate Losses arising out of or relating to the fire at the Company's Chicago-area cold storage facility described in the Financial Statements Schedule.

        (viii)  Any payment made by the Company or any Stockholder to a Purchaser Party pursuant to this Section 8.2 in respect of any indemnifiable event shall be net of any insurance proceeds realized by and paid to any Purchaser Party in respect of such claim. Each Purchaser Party shall use its reasonable best efforts to make insurance claims relating to any indemnifiable event for which it is seeking indemnification pursuant to this Section 8.2; provided that such Purchaser Party shall not be obligated to make such an insurance claim if the cost of pursuing such an insurance claim that is not recoverable as part of such claim together with any corresponding increase in insurance premiums or other chargebacks to such Purchaser Party, as the case may be, would exceed the value of the claim for which such Purchaser Party is seeking indemnification.

          (ix)  The indemnification rights provided hereunder shall be the exclusive remedy of the Purchaser Parties with respect to any dispute arising out of or related to this Agreement or any of the Transaction Documents, except in the case of fraud or for the right to seek specific performance of any of the agreements contained herein. Notwithstanding any implication to the contrary contained in this Agreement, the limits on indemnification set forth in this Agreement shall not apply to claims in the case of fraud by any of the Company and the Stockholders.

        (c)   Indemnification by the Purchaser. The Purchaser shall indemnify the Company and the Stockholders and their respective officers, directors, stockholders, employees, agents, representatives, affiliates, successors, and assigns (collectively, the "Seller Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Parties in respect of any Loss which such Seller Party may suffer, sustain, or become subject to, as a result of or relating to:

            (i)  the breach of any representation or warranty made by the Purchaser contained in this Agreement or any other Transaction Document or in any certificate delivered by the Purchaser with respect thereto in connection with the Closing;

           (ii)  the breach of any covenant or agreement made by the Purchaser contained in this Agreement or any other Transaction Document; or

          (iii)  any Assumed Liability or Purchased Asset.

        (d)   Limitations on Indemnification by the Purchaser. The indemnification provided for in Section 8.2(c)above is subject to the following limitations:

            (i)  The Purchaser will be liable to the Seller Parties with respect to claims referred to in Section 8.2(c) only if the Company gives the Purchaser written notice thereof no later than the Applicable Limitation Date; provided that so long as the Company delivers written notice of a claim to the Purchaser no later than the Applicable Limitation Date, the Purchaser shall be required to indemnify the Seller Parties for all Losses (subject to the other limitations contained herein) which the Seller Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred;

           (ii)  The aggregate amount of all payments made by the Purchaser in satisfaction of claims for indemnification pursuant to Section 8.2(c)(i) shall not exceed the Cap; provided, however, that the Cap shall not apply with respect to any Losses resulting from or relating to breaches of any Fundamental Representations and Warranties.

          (iii)  The Purchaser shall not be liable to indemnify any Seller Party pursuant to Section 8.2(c)(i) unless and until the Seller Parties have collectively suffered Losses by such breaches or pursuant to such Section in excess of the Basket (at which point, subject to the other limitations herein, the Purchaser will be liable to the Seller Parties for all Losses back to dollar one); provided, however, that the Basket shall not apply with respect to any Losses resulting from or relating to breaches of any Fundamental Representations and Warranties.

          (iv)  No Seller Party shall be entitled to make a claim for indemnification pursuant to Section 8.2(c)(ii) with respect to a breach of the covenants and agreements set forth in Section 4.4 after the date that is 18 months after the Closing Date.

           (v)  Any payment made by the Purchaser to the Company (or the Company for the benefit of the Stockholders) pursuant to this Section 8.2 in respect of any indemnifiable event shall be net of any insurance proceeds realized by and paid to such Seller Party in respect of such claim. Such Seller Party shall use its reasonable efforts to make insurance claims relating to any indemnifiable event for which it is seeking indemnification pursuant to this Section 8.2; provided that such Seller Party shall not be obligated to make such an insurance claim if such Seller Party in its reasonable judgment believes the cost of pursuing such an insurance claim that is not recoverable as part of such claim together with any corresponding increase in insurance premiums or other chargebacks to such Seller Party, as the case may be, would exceed the value of the claim for which such Seller Party is seeking indemnification; and

          (vi)  The indemnification rights provided hereunder shall be the exclusive remedy of the Seller Parties with respect to any dispute arising out of or related to this Agreement or any of the Transaction Documents, except in the case of fraud or for the right to seek specific performance of any of the agreements contained herein.

Notwithstanding any implication to the contrary contained in this Agreement, the limits on indemnification set forth in this Agreement shall not apply to claims in the case of fraud by the Purchaser.

        (e)   Procedures. If a party hereto seeks indemnification under this Article VIII, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") within five (5) days after receiving written notice of any action, lawsuit, proceeding, investigation, or other claim against it (if by a third party) or discovering the liability, obligation, or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation, or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article VIII, the Indemnified Party shall, within five (5) days, notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation, or other claim giving rise to the Indemnified Party's claim for indemnification at the Indemnifying Party's expense and option (subject to the limitations set forth below) shall be entitled to control and appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first acknowledge in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such claim; and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of reputable counsel reasonably acceptable to the Indemnifying Party retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (each, an "Indemnified Party Controlled Proceeding") (i) involves a claim which the Indemnified Party reasonably believes could be detrimental to or injure the Indemnified Party's reputation, customer or supplier relations or future business prospects, (ii) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (iii) involves criminal allegations, (iv) is one in which the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, or (v) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

        If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party that are incurred after the Indemnifying Party's assumption and control of the defense shall be at the expense of the Indemnified Party unless the employment thereof has been specifically authorized by the Indemnifying Party in writing.

        If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction, or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim.

        (f)    Manner of Payment. Any indemnification of the Seller Parties or Purchaser Parties pursuant to this Article VIII shall be effected by wire transfer of immediately available funds from the Purchaser or the Company, as the case may be, to an account designated by the applicable Seller Party or Purchaser Party, within ten (10) days after the final determination thereof. Any amount payable by the Company pursuant to this Article VIII shall be made first by a payment from funds in the Escrow Amount in accordance with the terms of the Escrow Agreement, and when the funds in the Escrow Amount have been reduced to zero, the Company shall pay the Purchaser Parties all remaining amounts.

        (g)   Payments by Stockholders. In the event that the Company is obligated to make a payment to a Purchaser Party pursuant to Section 8.2(f) and the Company fails or is unable to pay such amount in full when due (an "Indemnification Shortfall"), each Stockholder shall, as and when such payment is due from the Company, without any demand whatsoever from any Purchaser Party and without any right of offset, pay to such Purchaser Party 50% of such Indemnification Shortfall; provided, however, that no Stockholder shall be liable under this Section 8.2(g) for any amounts payable by the Company in respect of any breach by the other Stockholder of any representation, warranty, covenant or agreement made solely by such other Stockholder; provided further, that each Stockholder shall be liable for all of any Indemnification Shortfall in respect of any breach by such Stockholder of any representation, warranty, covenant or agreement made solely by such Stockholder; provided further, that the aggregate amount of all payments made by a Stockholder in satisfaction of indemnification claims pursuant to Sections 8.2(a)(i), a(iii), a(v) and a(vi) shall not exceed 50% of the Cap.

        (h)   Tax Treatment. Amounts paid to or on behalf of the Company, any Stockholder or the Purchaser as indemnification shall be treated as adjustments to the Purchase Price for Tax purposes.

ARTICLE IX—ADDITIONAL AGREEMENTS

        Section 9.1    Employee and Related Matters.

        (a)   Transferred Employees. As of the Closing Date, each of the employees of the Company (other than the Stockholders) who are actively employed by the Company as of the Closing Date and who are identified on the "Employees Schedule" (the "Active Employees") shall be offered employment by the Purchaser on terms and conditions in the aggregate substantially similar to the Active Employee as he or she currently enjoys with the Company. The Active Employees who accept employment with the Purchaser shall be referred to herein as "Transferred Employees." The Active Employees who do not accept employment from, the Purchaser shall be referred to herein as "Non-Transferred Employees." The Purchaser shall have the ability to modify the salary or wage level or terminate the employment of any Transferred Employee at any time and for any reason, including without cause.

        (b)   Payroll Taxes. The Purchaser and the Company agree that the payroll taxes of the Transferred Employees shall be treated in accordance with the Alternate Procedure of Section 5 of Revenue Procedure 2004-53.

        (c)   COBRA. The Purchaser will provide any continuation coverage required under Part 6 of Title I of ERISA or applicable state law ("COBRA") to each "qualified beneficiary" as that term is defined in COBRA whose first "qualifying event" (as defined in COBRA) occurs on or prior to the Closing Date and each "M&A Qualified Beneficiary," as defined under Treasury Regulations Section 54.4980B-9.

        Section 9.2    Press Releases and Announcements.    Before the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers, or suppliers of the Company shall be issued by any Party without the mutual approval of all Parties, except for any public disclosure which any Party in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by the Company and the Purchaser). After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers, or suppliers of the Company shall be issued by the Company, the Stockholders or their respective Affiliates without the prior approval of the Purchaser, except for any public disclosure which the Company in good faith believe is required by law or regulation (in which case the disclosure shall be prepared jointly by the Company and the Purchaser).

        Section 9.3    Further Transfers.    Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as any other Party may reasonably request to effect, consummate, confirm, or evidence the consummation of the transactions contemplated hereby.

        Section 9.4    Intentionally Omitted.

        Section 9.5    Expenses.    The Parties shall pay all of their own fees, costs, and expenses (including, without limitation, fees, costs and expenses of legal counsel, accountants, investment bankers, brokers, or other representatives and consultants and appraisal fees, costs, and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (collectively, the "Transaction Expenses"). At the request of the Stockholders, the Transaction Expenses for which the Company and the Stockholders are liable pursuant to this Section 9.5 may be deducted from the Purchase Price and paid directly to the Company's and the Stockholders' legal counsel, investment bankers and other agents and representatives. To the extent that the Purchaser pays or becomes liable with respect to any Transaction Expenses of the Company or any Stockholder, the Purchase Price shall be reduced dollar-for-dollar.

        Section 9.6    Non-Competition, Non-Solicitation, and Confidentiality.    From and after the Closing:

          (a)    Non-competition.    In consideration of the mutual covenants provided for herein to the Company and the Stockholders at the Closing, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Noncompete Period"), the Company and the Stockholders shall not, and the Company and the Stockholders shall cause their Affiliates not to, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative, or otherwise) directly or indirectly in any business or organization that distributes or sells frozen cookie dough, cookies of any form (including pre-baked cookies), and muffins, anywhere in the world where the Company or the Purchaser currently distributes or sells such products; provided, that ownership of less than 2% of the outstanding stock of any publicly traded corporation shall not be deemed to be engaging solely by reason thereof in any of its businesses. The Parties hereto agree that the covenant set forth in this Section 9.6 is reasonable with respect to its duration, geographical area, and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          (b)    Nonsolicitation.    The Company and the Stockholders agree that, during the Noncompete Period, they will not (and will cause their Affiliates not to), without the prior written consent of the Purchaser, directly or indirectly contact, approach, or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor, or otherwise) or actually hire any Transferred Employee or any Person employed by or under contract with the Purchaser or its Affiliates during the period such Person is employed by or under contract with the Purchaser or its Affiliates or (i) with respect to any Transferred Employee, during the 9-month period after the resignation by such Person of his or her employment or contract with the Purchaser or its Affiliates, and (ii) with respect to any other such Person, during the 12-month period after the termination of such Person's employment or contract with the Purchaser or its Affiliates; provided, however, that the Company or a Stockholder may hire, without the prior written consent of the Purchaser, any Transferred Employee whose employment or contract with the Purchaser or its Affiliates has been affirmatively terminated by the Purchaser or one of its Affiliates. The Company and the Stockholders agree that, during the Noncompete Period, they will not (and will cause their Affiliates not to) induce or attempt to induce any customer or other business relation of the business of the Company acquired by the Purchaser hereunder, into any business relationship relating to the sale, manufacturing and/or distribution of frozen cookie dough, cookies of any form (including pre-baked cookies), and muffins which might materially harm the business of the Company acquired by the Purchaser hereunder or the Purchaser or any of its Affiliates.

          (c)    Confidentiality.    The Company and the Stockholders shall treat and hold as confidential any information concerning the business and affairs of the business of the Company acquired by the Purchaser hereunder (including, without limitation, all Proprietary Rights) that is not already generally available to the public (the "Confidential Information"), refrain from using or disclosing any of the Confidential Information

  (i) except in connection with this Agreement or (ii) unless and only to the extent that such disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with the Purchaser about possibly making, and the proposed contents of, such disclosure) is, in the opinion of the Company's or the Stockholders' legal counsel, required by applicable law, and at any time upon the request of the Purchaser deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control. In the event that any of the Stockholders or the Company is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, it shall notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 9.6(c). If, in the absence of a protective order or the receipt of a waiver hereunder, any of any Stockholder or the Company is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Stockholder or the Company may disclose the Confidential Information to the tribunal; provided that such Stockholder or the Company shall use his, her or its reasonable best efforts to obtain, at the request and expense of the Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall reasonably designate.

          (d)    Trade Names.    Neither the Stockholders nor the Company shall use or permit any of their Affiliates to use the "Chippery" name (or any other trademarks, service marks, trade dress, trade names, logos or names listed on the Proprietary Rights Schedule used by the Company) or any names or symbols likely to be confusingly similar thereto in any manner (including, without limitation, in the legal, trade or other name of a Person Affiliated with the Company or any Stockholder) anywhere in the world after the Closing, except with respect to the disclosure by a Stockholder of his prior business experience.

          (e)    Remedy for Breach.    Each of the Stockholders and the Company acknowledges and agrees that in the event of a breach of any of the provisions of this Section 9.6, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Purchaser, and/or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

        Section 9.7    Tax Matters.    All sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyancing and similar taxes that may be imposed on the sale and transfer of the Purchased Assets (including any stamp, duty or other tax chargeable in respect of any instrument transferring property and any recording fees or expenses payable in connection with the sale and transfer of the Purchased Proprietary Rights), together with any and all penalties, interest and additions to tax with respect thereto, shall be paid by the Company. The Purchaser and the Company shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable law in connection with the payment of any such taxes described in the immediately preceding sentence. The Purchaser and the Company shall cooperate in providing each other with appropriate resale exemption certification and other similar tax and fee documentation. At the request of the Purchaser, and at Purchaser's expense, the Company and the Stockholders shall make Tax Returns relating to the Company available for the Purchaser (and its agents) to review and, at the request of the Purchaser and at Purchaser's expense, the Company and the Stockholders shall provide copies of any such Tax Returns to the Purchaser.

ARTICLE X—MISCELLANEOUS

        Section 10.1    Amendment and Waiver.    This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by the Purchaser and the Company. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

        Section 10.2    Notices.    All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by telex, facsimile or other wire transmission,

(iii) three (3) days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) day after being deposited with a reputable overnight courier. Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notices to the Company or any Stockholder:
with a copy to
c/o Jeffrey McDonald 3528 Hintocks Circle Carmel, IN 46032 Fax No. (317) 733-1391	Jackson Walker L.L.P. 100 Congress Avenue, Suite 1100 Austin, TX 78701 Attention: David P. Valenti Fax No. (512) 391-2152
Notices to the Purchaser:	with a copy to:
Otis Spunkmeyer, Inc. 14490 Catalina Street San Leandro, CA 94577 Attention: John S. Schiavo Steve Ricks Fax No. (800) 414-4979	Kirkland & Ellis LLP 200 East Randolph Chicago, IL 60601 Attention: Sanford E. Perl, P.C. Norbert B. Knapke, II Fax No. (312) 861-2200
and:
Code, Hennessy & Simmons LLC 10 South Wacker Drive, Suite 3175 Chicago, IL 60606 Attention: Andrew W. Code Steven R. Brown Fax No. (312) 876-3854

        Section 10.3    Binding Agreement; Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; provided further that

        (a)   the Purchaser may assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates; provided that the Purchaser will nonetheless remain liable for all of its obligations hereunder;

        (b)   the Purchaser may assign its rights under this Agreement for collateral security purposes to any lender providing financing to the Purchaser or any of its Affiliates and any such lender may exercise all of the rights and remedies of the Purchaser hereunder; and

        (c)   the Purchaser may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Purchaser or any material portion of its assets (whether such sale is structured as a sale of stock, a sales of assets, a merger, or otherwise); provided that the Purchaser will nonetheless remain liable for all of their obligations hereunder.

        Section 10.4    Severability.    Except as otherwise provided in Section 9.6(a), whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

        Section 10.5    No Strict Construction.    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

        Section 10.6    Captions.    The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

        Section 10.7    Entire Agreement.    This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

        Section 10.8    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

        Section 10.9    Bulk Transfer.    The Purchaser does not intend to comply with and hereby waives compliance by the Company with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets. The Company and the Stockholders agree to indemnify the Purchaser against all liability, damage or expense which the Purchaser may suffer due to the failure to so comply or to provide notice required by any such law in the State of Texas.

        Section 10.10    Governing Law.    All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

        Section 10.11    Submission to Jurisdiction; Choice of Forum.    Each of the parties submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of California and the Western Division of Texas, Austin Division, of any California State court sitting in the City of San Francisco and of any Texas State court sitting in the City of Austin, in any action or proceeding arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated herein or therein and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Nothing in this Section 10.11 however shall affect the right of any party to serve legal process in any other manner permitted by law. Each party agrees that a final judgment (after giving effect to any timely appeals) in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

        Section 10.12    Parties in Interest.    Nothing in this Agreement, express or implied, is intended to confer on any Person, other than the Parties and their respective successors and assigns, any rights or remedies under or by virtue of this Agreement.

*    *    *    *    *

        IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

PURCHASER:
OTIS SPUNKMEYER, INC.
By:	/s/ JOHN SCHIAVO
Its:	President
STOCKHOLDERS:
/s/ JEFFREY MCDONALD Jeffrey McDonald
/s/ DAVID MERKEL David Merkel
COMPANY:
MERKEL MCDONALD, INC.
By:	JEFFREY MCDONALD
Its:	President

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TABLE OF CONTENTS
INDEX OF EXHIBITS
INDEX OF SCHEDULES
ARTICLE VII—TERMINATION
ARTICLE VIII—INDEMNIFICATION AND RELATED MATTERS
ARTICLE IX—ADDITIONAL AGREEMENTS